Exhibit 99.1

Execution Version

MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, New York 10036	BANK OF AMERICA, N.A. BOFA SECURITIES, INC. One Bryant Park New York, New York 10036	CREDIT SUISSE AG CREDIT SUISSE LOAN FUNDING LLC Eleven Madison Avenue New York, New York 10010

DEUTSCHE BANK AG NEW YORK BRANCH DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, New York 10005	JEFFERIES FINANCE LLC 520 Madison Avenue New York, New York 10022

February 24, 2020

Cornerstone OnDemand, Inc.

1601 Cloverfield Blvd.

Suite 620 South

Santa Monica, CA 90404

Attention: Brian Swartz

Project Skyhook

Commitment Letter

Ladies and Gentlemen:

You have advised Morgan Stanley Senior Funding, Inc. (“MSSF”), Bank of America, N.A. (“Bank of America”), BofA Securities, Inc. (or any of its designated affiliates, “BofA Securities”), Credit Suisse AG (acting through any of its affiliates or branches as it deems appropriate (“CS”), Credit Suisse Loan Funding LLC (“CSLF” and together with CS, “Credit Suisse”), Deutsche Bank AG New York Branch (“DBAGNY”), Deutsche Bank Securities Inc. (“DBSI” and together with DBAGNY, “Deutsche Bank”) and Jefferies Finance LLC (“Jefferies”), and any Additional Arranger appointed pursuant to paragraph 1 below, the “Commitment Parties”, “we” or “us”) that you intend to acquire (the “Acquisition”) directly or indirectly, 100% of the equity interests in Vector Talent Holdings LLC, a Delaware limited liability company, Saba Software (Canada) Inc., a corporation existing under the laws of Ontario, Canada (“Saba Canada”), Libra Finco (Cayman) Ltd., an exempted company incorporated under the laws of the Cayman Islands, 2574147 Ontario Inc., a corporation existing under the laws of Ontario, Canada, Libra Finco GP Ltd., an exempted company incorporated under the laws of the Cayman Islands, and Libra Acquireco Limited (no. 11394532), a company incorporated and registered under the laws of the England and Wales whose registered office is at 475 The Boulevard Capability Green, Luton, LU1 3LU (collectively, the “Target”) pursuant to an equity purchase agreement (together with all exhibits, schedules, annexes and attachments thereto, the “Acquisition Agreement”) by and among Cornerstone OnDemand, Inc., a Delaware corporation (the “Borrower” or “you” and together with your subsidiaries, the Target and the Target’s subsidiaries, the “Companies”), certain of your subsidiaries party thereto and Vector Talent Holdings L.P., an exempted limited partnership registered under the laws of the Cayman Islands (the “Seller”). In connection with the Acquisition, the existing indebtedness of (x)Target under that certain Credit Agreement dated as of May 1, 2017 by and among Target, the guarantors from time to time party thereto, the lenders from time to time party thereto and Golub Capital Markets LLC, as Administrative Agent for the lenders (as amended through the date hereof, the “Existing Target Credit Agreement”) and (y) Borrower under that certain Loan and Security Agreement dated as of January 11, 2019 by and between Borrower and Silicon Valley Bank (as amended through the date hereof) (the “Existing SVB Facility”), in each case will be discharged and repaid in full, all commitments thereunder will be terminated and the guarantees and security interests with respect thereto will be released (the “Refinancing”).

You have also advised us that in connection with the Acquisition, the Borrower intends to incur (a) a senior secured first lien term loan B facility in an aggregate principal amount of up to $985.0 million (the “Term Facility”) and (b) a senior secured revolving credit facility in an aggregate principal amount of up to $150.0 million (the “Revolving Facility” and together with the Term Facility, the “Facilities”). The Acquisition, the Refinancing, the entering into and initial funding of the Facilities, the issuance of Borrower’s stock as consideration for the Acquisition and all related transactions are hereinafter collectively referred to as the “Transaction”. The date of the consummation of the Acquisition and the initial funding of the Facilities is referred to herein as the “Closing Date”.

1. Commitments. In connection with the foregoing, (a) (i) MSSF is pleased to advise you of its commitment to provide 35% of the principal amount of each Facility, (ii) Bank of America is pleased to advise you of its commitment to provide 16.25% of the principal amount of each Facility, (iii) Credit Suisse AG, Cayman Islands Branch is pleased to advise you of its commitment to provide 16.25% of the principal amount of each Facility, (iv) DBAGNY is pleased to advise you of its commitment to provide 16.25% of the principal amount of each Facility and (v) Jefferies is pleased to advise you of its commitment to provide 16.25% of the principal amount of each Facility (MSSF, Bank of America, Credit Suisse AG, Cayman Islands Branch, DBAGNY and Jefferies, in each case in such capacity, together with any Additional Arranger appointed as described below, the “Initial Lenders”), subject only to the conditions set forth in paragraph 5 herein and Annex II hereto (and hereby agree to provide the same percentage of any increased amounts of the Facilities as a result of the exercise of any “market flex” in the Arranger Fee Letter (as defined below)); and (b) each of MSSF, BofA Securities, CSLF, DBSI and Jefferies is pleased to advise you of its willingness, and you hereby engage each of MSSF, BofA Securities, CSLF, DBSI and Jefferies to act as a joint lead arranger and joint bookrunning manager (in such capacities, together with any Additional Arranger appointed as described below, the “Lead Arrangers”) for the Facilities, and in connection therewith to form a syndicate of lenders for the Facilities (collectively, the “Lenders”), in consultation with you and reasonably acceptable to you. It is understood and agreed that (x) MSSF shall have “top left” placement in any listing of the Lead Arrangers, and BofA Securities, CSLF, DBSI and Jefferies will have placement to the right of MSSF in any listing of the Lead Arrangers, and (y) MSSF shall act as administrative agent for the Facilities (in such capacity, the “Administrative Agent”). Notwithstanding anything to the contrary contained herein, the commitments of the Initial Lenders with respect to the funding of the Facilities on the Closing Date will be subject only to the satisfaction (or waiver by the Initial Lenders) of the conditions precedent set forth in paragraph 5 herein and Annex II hereto. All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in Exhibit A and Annexes I and II hereto (the “Summary of Terms”). The commitments of the Initial Lenders hereunder are several but not joint.

Except as set forth below, you agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letters) will be paid to any Lender in respect of the Facilities in order to obtain its commitment unless you and we shall so agree; provided that you may, on or prior to the date which is 15 business days after the date of your acceptance of this Commitment Letter, appoint additional joint bookrunners, arrangers, agents, co-agents, managers or co-managers (the “Additional Arrangers”) for the Facilities, and award such Additional Arrangers titles in a manner and with economics set forth in the immediately succeeding proviso (it being understood that, to the extent you appoint any Additional Arranger or confer other titles in respect of the Facilities, then, notwithstanding anything in paragraph 2 to the contrary, the commitments of the Initial Lenders in respect of the Facilities, in each case pursuant to and in accordance with this proviso, will be permanently reduced by the amount of the commitments of such appointed entities (or their relevant affiliates) in respect of the Facilities, with such reduction allocated to reduce the commitments of the Initial Lenders in respect of each Facility, respectively, at such time (excluding any Initial Lender that becomes a party hereto pursuant to this proviso) on a pro rata basis according to the respective amounts of their commitments across each Facility, upon the execution by such Additional Arranger (and any relevant affiliate) of customary joinder documentation and, thereafter, each such Additional Arranger (and any relevant affiliate) shall constitute a “Commitment Party” and/or “Lead Arranger” hereunder and it or its relevant affiliate providing such commitment shall constitute an “Initial Lender” hereunder); provided, further, that, in connection with the appointment of any Additional Arranger in accordance with the immediately preceding proviso, (a) the aggregate economics payable to all such Additional Arrangers (or any relevant affiliate thereof) in respect of the Facilities shall not exceed 20.0% of the total underwriting economics payable to the Commitment Parties in respect of the Facilities pursuant to the Arranger Fee Letter, (b) after the appointment of all Additional Arrangers, no Additional Arranger (or its relevant affiliates) shall receive a greater percentage of the economics in respect of the Facilities than any of MSSF, BofA Securities, Credit Suisse, Deutsche Bank or Jefferies and (c) each Additional Arranger (or its relevant affiliates) shall assume a proportion of the commitments with respect to each Facility that is equal to the proportion of the economics allocated to such Additional Arranger pursuant to customary joinder documentation executed by such Additional Arranger (and any relevant affiliate).

2. Syndication. The Lead Arrangers intend to commence syndication of the Facilities promptly after your acceptance of the terms of this Commitment Letter and the Fee Letters; provided that we agree not to syndicate our commitments to certain banks, financial institutions and other institutional lenders and any competitors (or Known Affiliates (as defined below) of competitors) of the Companies, in each case, that have been specified to us by you in writing prior to the date hereof (collectively, “Disqualified Lenders”); provided, further, that you, upon notice to us after the date hereof and prior to the launch of general syndication (or to the Administrative Agent after the Closing Date), shall be permitted to supplement in writing the list of persons that are Disqualified Lenders to the extent such supplemented person is or becomes a competitor or a Known Affiliate of a competitor of the Companies, which supplement shall be in the form of a list provided to us (or to the Administrative Agent) and become effective upon delivery to us (or to the Administrative Agent), but which supplement shall not apply retroactively to disqualify any parties that have previously acquired an assignment in the loans under the Facilities. As used herein, “Known Affiliates” of any person means, as to such person, affiliates readily identifiable by name, but excluding any affiliate that is a bona fide debt fund or investment vehicle that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit or securities in the ordinary course and with respect to which the Disqualified Lender does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity. Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments or participations in respect of, the Facilities and in no event shall the commencement or successful completion of syndication of the Facilities constitute a condition to the availability of the Facilities on the Closing Date. You agree, until the Syndication Date (as hereinafter defined), to actively assist the Lead Arrangers in achieving a syndication of the Facilities that is reasonably satisfactory to the Lead Arrangers and you; provided that, notwithstanding each Lead Arranger’s right to syndicate the Facilities and receive commitments with respect thereto (but subject to Section 1 above), it is agreed that (i) syndication of, or receipt of commitments or participations in respect of, all or any portion of an Initial Lender’s commitments hereunder prior to the date of the consummation of the Acquisition and the date of the funding under the Facilities shall not be a condition to such Initial Lender’s commitments and (ii) (a) except as you in your sole discretion may otherwise agree in writing, no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until after the initial funding of the Facilities has occurred; (b) no assignment or novation shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of any Facility until after the initial funding of the Facilities on the Closing Date; and (c) each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of each Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred and the initial funding under the Facilities has been made. Such assistance shall include (a) your providing and (subject to customary non-reliance agreements) causing your respective advisors to provide, the Lead Arrangers upon request with all customary and reasonably available information reasonably deemed necessary by the Lead Arrangers to complete such syndication, including, but not limited to, customary and reasonably available information relating to the Companies and the Transaction as may be reasonably requested by us (including the Projections (as hereinafter defined); (b) your assistance, and your use of commercially reasonable efforts to cause the Target to assist (to the extent not in contravention of the Acquisition Agreement), in the preparation of a customary information memorandum with respect to the Facilities (an “Information Memorandum”) and other customary materials to be used in connection with the syndication of the Facilities (collectively with the Summary of Terms and any additional summary of terms prepared for distribution to Lenders, the “Information Materials”); (c) your using your commercially reasonable efforts to make your appropriate management available, and your use of commercially reasonable efforts to cause the Target to make its appropriate management available (to the extent not in contravention of the Acquisition Agreement), to participate in the marketing of the Facilities at mutually agreed upon times and locations following the completion of the Information Memorandum; (d) the hosting, with the Lead Arrangers, of one general meeting of prospective Lenders at a time and location to be mutually agreed upon, (e) your using commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit from your existing lending relationships, if any; (f) your using commercially reasonable efforts to obtain, prior to the launch of syndication of the Facilities, monitored public corporate credit or family ratings (but not any specific rating) for the Borrower after giving effect to the Transaction and ratings of the Term Facility from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (“S&P”) (collectively, the “Ratings”); and (g) until the later of the Syndication Date and the Closing Date, your ensuring that, and your use of commercially reasonable efforts to cause the Target to ensure (to the extent not in contravention of the Acquisition Agreement), no debt securities or credit facilities of you, the Target or any of your or its subsidiaries, is announced, syndicated or placed without the prior written consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) if such financing, syndication or placement would materially and adversely affect the primary syndication of the Facilities (it being understood that borrowings under the Existing Target Credit Agreement and the Existing SVB Facility, any amendment, waiver, extension, replacement, exchange or refinancing in respect of the Existing Convertible Notes (as defined in Exhibit A) (any such transaction, an “Existing Convertible Notes Waiver Transaction”), ordinary course capital lease, purchase money and equipment financings of any of the Companies and other indebtedness permitted to be outstanding or issued under the Acquisition Agreement shall be permitted). Notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letters or any other letter agreement or undertaking concerning the financing of the Transaction to the contrary, neither the obtaining of the Ratings referenced above nor the compliance with any of the other provisions set forth in clauses (a) through (f) above or any other provision of this paragraph shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date.

It is understood and agreed that the Lead Arrangers will manage and control all aspects of the syndication of the Facilities in consultation with you and reasonably acceptable to the Lead Arrangers and you (your consent not to be unreasonably withheld or delayed), including any titles offered to prospective Lenders (subject to your consent rights set forth herein and your rights of appointment set forth in paragraph 1 and excluding Disqualified Lenders), when commitments will be accepted and the final allocations of the commitments among the Lenders and the amount and distribution of the fees among the Lenders. It is further understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities and in no event shall the commencement of successful completion of syndication of the Facilities constitute a condition to availability of the Facilities on the Closing Date.

3. Information Requirements. You hereby represent and warrant that (with respect to Information relating to Target and its subsidiaries and affiliates prior to the Closing Date, to your knowledge) (a) all written factual information, other than Projections (as defined below), budgets, estimates and other forward-looking information or information of a general economic or industry nature, that has been or is hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of you or any of your representatives in connection with any aspect of the Transaction (the “Information”) when furnished to the Lead Arrangers is and will be correct when taken as a whole, in all material respects, and does not and will not, taken as a whole, contain any untrue statement of a fact or omit to state a fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not materially misleading (in each case, after giving effect to all supplements and updates with respect thereto) and (b) all financial projections concerning the Companies that have been or are hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of you or any of your representatives (the “Projections”) have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time provided to the Lead Arrangers (it being understood and agreed that the Projections are as to future events and are not to be viewed as facts or a guarantee of performance or achievement, that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that actual results may differ from the Projections and such differences may be material). You agree that if at any time prior to the later of (a) the earlier of (i) the date on which a Successful Syndication (as defined in the Arranger Fee Letter) is achieved and (ii) 45 days following the Closing Date (the earlier of such dates, the “Syndication Date”) and (b) the Closing Date, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented (with respect to Information relating to Target and its subsidiaries and affiliates, limited to your commercially reasonable efforts (to the extent not in contravention of the Acquisition Agreement)), the Information and Projections so that such representations will be correct in all material respects at such time, it being understood in each case that such supplementation shall cure any breach of such representation and warranty. In issuing this commitment and in arranging and syndicating the Facilities, the Commitment Parties are and will be using and relying on the Information and the Projections without independent verification thereof and the Commitment Parties shall not be responsible for the accuracy and completeness thereof. For the avoidance of doubt, nothing in this paragraph will constitute a condition to the availability of the Facilities on the Closing Date.

You acknowledge that (a) the Lead Arrangers on your behalf will make available, on a confidential basis, Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Companies or the respective securities of any of the Companies, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist the Lead Arrangers in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide the Lead Arrangers with a customary letter authorizing the dissemination of the Information Materials relating to the Companies and (b) to prospective Public Lenders, you shall provide (and shall cause the Target to provide) the Lead Arrangers with a customary letter authorizing the dissemination of the Public Information Materials related to the Companies and confirming the absence of MNPI therefrom (in each case of clause (a) and (b), with a representation as to the accuracy of information therein and which exculpate the Companies and us and our affiliates with respect to any liability related to the use of the contents of the Information Materials or related marketing materials by the recipients thereof). In addition, you hereby agree that (x) you will use commercially reasonable efforts to identify (and, at the reasonable request of the Lead Arrangers or the Administrative Agent (or its affiliates), shall identify) that portion of the Information Materials that may be distributed to the Public Lenders by clearly and conspicuously marking the same as “PUBLIC”; (y) all Information Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Lead Arrangers and the Administrative Agent (and its affiliates) shall be entitled to treat any Information Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

You agree that, subject to the confidentiality and other provisions of this Commitment Letter, the Lead Arrangers and the Administrative Agent (and its affiliates) on your behalf may distribute the following documents to all prospective Lenders, unless you advise the Lead Arrangers and Administrative Agent in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders (provided that such materials have been provided to you and your counsel for review a reasonable period of time prior thereto): (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Facilities and (c) drafts approved in writing by you and the Administrative Agent (or its affiliates) and final versions of definitive documents with respect to the Facilities. If you advise the Lead Arrangers and the Administrative Agent that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arrangers and the Administrative Agent will not distribute such materials to Public Lenders without your prior consent. You agree that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.

4. Fees and Indemnities.

(a) If the Closing Date occurs, you agree to jointly and severally reimburse the Commitment Parties upon receipt of a reasonably detailed invoice therefor for all reasonable and documented out-of-pocket fees and expenses (in the case of fees and expenses of counsel, limited to the reasonable and documented out-of-pocket fees, disbursements and other out-of-pocket expenses of (x) one firm of lead counsel to the Commitment Parties (it being understood and agreed that Latham & Watkins LLP shall act as counsel to the Commitment Parties) and (y) one firm of local counsel in each relevant jurisdiction reasonably retained by the Administrative Agent) incurred in connection with the Facilities, the syndication thereof, the preparation of the Credit Documentation (as defined below) therefor and the other transactions contemplated hereby. You agree to jointly and severally pay (or cause to be paid) the fees set forth in (a) the fee letter addressed to you dated the date hereof from the Commitment Parties (the “Arranger Fee Letter”) and (b) the fee letter addressed to you dated the date hereof from MSSF (the “Administrative Agent Fee Letter”), in each case, if and to the extent payable.

(b) You also agree to indemnify and hold harmless each of the Commitment Parties, each other Lender and each of their affiliates, successors and assigns and their respective partners, officers, directors, employees, trustees, agents, advisors, controlling persons and other representatives involved in the Transaction (each, an “Indemnified Party”) from and against (and will jointly and severally reimburse each Indemnified Party within 30 days following written demand (accompanied by reasonable back-up therefor)) any and all claims, damages, losses, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, the reasonable and documented fees, disbursements and other charges of one firm of counsel for all such Indemnified Parties, taken as a whole and, if necessary, by a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnified Parties, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Party affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, by another firm of counsel for all such affected Indemnified Parties)) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (any of the foregoing, a “Proceeding”) (a) any aspect of this Commitment Letter, the Fee Letters, the Transaction or any of the other transactions contemplated hereby or (b) the Facilities, or any use made or proposed to be made with the proceeds thereof, in each case, except to the extent such claim, damage, loss, liability or expense (A) is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s (or any of its Related Party’s) gross negligence, bad faith or willful misconduct, (B) arises from a material breach of such Indemnified Party’s (or any of its Related Party’s) obligations hereunder as determined in a final non-appealable judgment by a court of competent jurisdiction or (C) arises from a Proceeding by an Indemnified Party against an Indemnified Party (or any of their respective Related Parties) (other than an action involving (i) conduct (or omission to act) by you or any of your affiliates (other than any Proceeding) or (ii) against an arranger or administrative agent in its capacity as such).In the case of any Proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, any Company, your or any Company’s equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. It is agreed that neither the Companies nor any Indemnified Party shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letters or with respect to any activities related to the Facilities, including the preparation of this Commitment Letter, the Fee Letters and the Credit Documentation; provided that nothing contained in this sentence shall limit your indemnification obligations herein to the extent such indirect, special, punitive or consequential damages are included in any third party claim in connection with which such Indemnified Party is otherwise entitled to indemnification hereunder. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct, actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnified Party (or any of its Related Parties) as determined by a final non-appealable judgment of a court of competent jurisdiction. You shall not, without the prior written consent of an Indemnified Party, such consent not to be unreasonably withheld, effect any settlement of any pending or threatened Proceeding against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless (i) such settlement includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission of liability. In case any Proceeding is instituted involving any Indemnified Party for which indemnification is to be sought hereunder by such Indemnified Party, then such Indemnified Party will promptly notify you of the commencement of any Proceedings. You shall not be liable for any settlement of any Proceeding affected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final judgment in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this Section. For purposes hereof, “Related Party” and “Related Parties” of any person shall mean any (or all, as the context requires) of such person’s controlled affiliates and its or their respective directors, officers, employees, partners, agents, advisors and other representatives thereof.

5. Conditions to Financing. The commitment of each Initial Lender with respect to the initial funding of the Facilities on the Closing Date is subject solely to (a) the satisfaction (or waiver by the Lead Arrangers) of each of the conditions set forth in this paragraph and Annex II hereto and (b) the execution and delivery of customary definitive credit documentation by the Borrower and the Guarantors with respect to the Facilities consistent with this Commitment Letter and the Fee Letters and subject in all respects to the Funds Certain Provisions (as defined below) and giving effect to the Documentation Standard (as defined in Exhibit A)) (the “Credit Documentation”) prior to, or substantially concurrent with, such funding. There are no conditions (implied or otherwise) to the commitments hereunder, and there will be no conditions (implied or otherwise) under the Credit Documentation to the initial funding of the Facilities on the Closing Date, other than those that are expressly referred to in the immediately preceding sentence.

Notwithstanding anything in this Commitment Letter, the Fee Letters, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, (a) the Credit Documentation shall be in a form such that the terms thereof do not impair availability of the Facilities on the Closing Date if the conditions in this paragraph 5 shall have been satisfied or waived by the Lead Arrangers (it being understood that to the extent any security interest in Collateral (including the creation or perfection of any security interest) (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement or the delivery of certificates, if any, evidencing equity interests (to the extent certificated) of any material wholly owned restricted domestic subsidiary of the Borrower that is part of the Collateral; provided that, to the extent that you have used commercially reasonable efforts to procure the delivery thereof on or prior to the Closing Date, certificated equity interests of the Target and its subsidiaries will only be required to be delivered on the Closing Date pursuant to the terms set forth above if such certificates are actually received from the Target) is not perfected or provided on the Closing Date after your use of commercially reasonable efforts to do so without undue burden or expense, the provision and perfection of such Collateral and security interest shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be perfected not later than 90 days (subject to extensions as may be agreed to by the Administrative Agent) after the Closing Date pursuant to arrangements to be mutually agreed by the Borrower and Administrative Agent), and (b) the only representations and warranties the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (x) such of the representations in the Acquisition Agreement made by or with respect to Seller, the Target and the Target’s respective subsidiaries as are material to the interests of the Lenders, but only to the extent that the Borrower has the right (taking into account any applicable notice and cure provisions) to terminate its obligations under the Acquisition Agreement or decline to consummate the Acquisition (in each case, in accordance with the terms thereof) as a result of a breach of such representations in the Acquisition Agreement (to such extent, the “Acquisition Agreement Representations”) and (y) the Specified Representations (as defined below). “Specified Representations” shall mean the representations and warranties of the Borrower and the Guarantors in the Credit Documentation relating to: (i) (A) corporate status of the Borrower and the Guarantors and (B) corporate power and authority to enter into the Credit Documentation by the Borrower and the Guarantors, (ii) due authorization, execution, delivery and enforceability of the Credit Documentation by the Borrower and the Guarantors, (iii) no conflicts of the Credit Documentation with charter documents of the Borrower and the Guarantors, (iv) compliance with Federal Reserve margin regulations and the use of proceeds of borrowing under the Facilities on the Closing Date not violating OFAC and other sanctions laws, FCPA and other anti-corruption laws; and the U.S.A. PATRIOT Act and other anti-money laundering laws, (v) the Investment Company Act, (vi) solvency of the Borrower and its subsidiaries on a consolidated basis and on a pro forma basis for the Transaction (such representations to be substantially identical to those set forth in the Solvency Certificate attached as Annex III to the Commitment Letter (the “Solvency Certificate”)), and (vii) subject to the limitations set forth in this paragraph, the creation, validity and perfection of the security interests granted in the Collateral. The provisions of this paragraph are referred to herein as the “Funds Certain Provisions”.

Each of the parties hereto agrees that each of this Commitment Letter and each Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter and, to the extent applicable, each Fee Letter, it being acknowledged and agreed that the funding of the Facilities is subject only to the conditions precedent as set forth in this paragraph 5 and in Annex II hereto. For clarity, all terms referenced herein to being defined in the Credit Documentation shall be defined in accordance with the Documentation Standard (unless otherwise provided for herein).

6. Confidentiality and Other Obligations. This Commitment Letter, the Fee Letters and the contents hereof and thereof are confidential and may not be disclosed by you in whole or in part to any person or entity without the prior written consent of the Commitment Parties (not to be unreasonably withheld, conditioned or delayed) except (i) this Commitment Letter, the Fee Letters and the contents hereof and thereof may be disclosed (A) on a confidential basis to your subsidiaries, directors, officers, employees, accountants, attorneys and other representatives and professional advisors who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, and (B) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or stock exchange requirement or compulsory legal process (in which case you agree to use commercially reasonable efforts to inform the Commitment Parties promptly thereof prior to such disclosure to the extent permitted by applicable law), (ii) Exhibit A and the existence of this Commitment Letter and the Fee Letters (but not the contents of this Commitment Letter and the Fee Letters) may be disclosed to Moody’s, S&P and any other rating agency on a confidential basis, (iii) the aggregate amount of the fees (including upfront fees and original issue discount) payable under the Fee Letters may be disclosed as part of generic disclosure regarding sources and uses for closing of the Acquisition, projections, and pro forma information (but without disclosing any specific fees, market flex or other economic terms set forth therein), (iv) this Commitment Letter and the Fee Letters may be disclosed on a confidential basis to your auditors or persons performing customary accounting functions for customary accounting purposes, including accounting for deferred financing costs, (v) you may disclose this Commitment Letter (but not the Fee Letters) and its contents in any information memorandum or syndication distribution, as well as in any proxy statement or other public filing or other marketing materials relating to the Acquisition or the Facilities, (vi) this Commitment Letter and the Fee Letters may be disclosed to a court, tribunal or any other applicable administrative agency or judicial authority in connection with the enforcement of your rights hereunder (in which case you agree to inform the Commitment Parties promptly thereof prior to such disclosure to the extent permitted by applicable law), (vii) this Commitment Letter and the information contained herein and the Fee Letters and the contents thereof on a redacted basis, with such redaction to be reasonably acceptable to the Lead Arrangers, may be disclosed to the Target and (viii) you may disclose this Commitment Letter and the Fee Letters and the contents of each thereof to any Additional Arranger in either case to the extent in contemplation of appointing such person pursuant to paragraph 1 of this Commitment Letter and to any such person’s affiliates and its and their respective officers, directors, employees, agents, attorneys, accountants and other advisors, on a confidential basis.

The Commitment Parties shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transaction and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Commitment Party agrees to inform you promptly thereof to the extent not prohibited by law, rule or regulation), (ii) upon the request or demand of any regulatory (including self-regulatory) authority having jurisdiction over such Commitment Party or any of its affiliates, (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this Commitment Letter, the Fee Letters or other confidential obligation owed by such Commitment Party, (iv) to such Commitment Party’s affiliates, and such Commitment Party’s and its affiliates’ respective employees, legal counsel, independent auditors and other experts, professionals or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (v) for purposes of establishing a “due diligence” defense available under securities laws, (vi) to the extent that such information is received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge (after reasonable investigation) subject to confidentiality obligations to you or Target, (vii) to the extent that such information is independently developed by such Commitment Party, (viii) to potential Lenders, participants, assignees or any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower or the Borrower’s obligations under the Facilities (other than a Disqualified Lender), in each case, who agree to be bound by the terms of this paragraph (or language not less restrictive than this paragraph or as otherwise reasonably acceptable to the Borrower and such Commitment Party, including as may be agreed in any confidential information memorandum or other marketing material), (ix) to Moody’s and S&P and to Bloomberg, LSTA and similar market data collectors with respect to the syndicated lending industry; provided that such information is limited to Exhibit A and is supplied only on a confidential basis, or (x) with your prior written consent. In addition, each Commitment Party may disclose the existence of the Facilities and information about the Facilities to market data collectors, similar service providers to the lending industry and service providers to the Commitment Parties. This paragraph shall terminate on the earlier of (a) the initial funding under the Facilities and (b) the second anniversary of the date of this Commitment Letter.

You acknowledge that the Commitment Parties or their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and will treat confidential information relating to the Companies and their respective affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. You further acknowledge that the Commitment Parties are full service securities or banking firms engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, the Commitment Parties may provide investment banking and other financial services to, and/or acquire, hold or sell, for their own account and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by the Commitment Parties or any of their customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

As you know, MSSF (or one or more of its affiliates) may be retained by the Borrower and/or one or more of its affiliates as financial advisors (in such capacity, the “Financial Advisor”) in connection with the Acquisition. Each of the parties hereto acknowledges and agrees to such retention, and agrees not to asset any claim such person might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of MSSF (or one or more of its affiliates) as a Financial Advisor and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein. Each of the parties hereto acknowledges that the retention of MSSF (or one or more of its affiliates) as a Financial Advisor does not create any fiduciary duties or fiduciary responsibilities to such party on the part of MSSF or any of its affiliates. You acknowledge that we shall not be imputed to have knowledge of confidential information provided to or obtained by MSSF (or any of its affiliates) in its capacity as Financial Advisor, and we shall not be under any obligation to furnish to you any information MSSF in such capacity may possess about any of the Companies and the Acquisition.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) the Facilities and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (iv) in connection with the financing transactions contemplated hereby and the process leading to such transactions, each of the Commitment Parties has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary for you or any of your affiliates, stockholders, creditors or employees or any other party, (v) the Commitment Parties have not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the financing transactions contemplated hereby or the process leading thereto, and the Commitment Parties have no obligation to you or your affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter, and (vi) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law and without limiting the provisions of paragraph 4(b), you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any financing transaction contemplated by this Commitment Letter.

The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “U.S.A. Patriot Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each of them is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes names, addresses, tax identification numbers and other information that will allow the Commitment Parties and each Lender, as applicable, to identify each such person in accordance with the U.S.A. Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation and is effect for each Commitment Party and each Lender.

7. Survival of Obligations. The provisions of paragraphs 2, 3, 4, 6 and 8 shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder, provided that (i) the provisions of paragraphs 2 and 3 shall not survive if all of the commitments and undertakings of the Commitment Parties are terminated by any party hereto prior to the effectiveness of the Facilities and (ii) if the Facilities close and the Credit Documentation is executed and delivered, the provisions of paragraphs 2 and 3 shall survive only until the Syndication Date and your obligations under this Commitment Letter, other than your obligations in paragraphs 2 and 3, confidentiality of the Fee Letters and paragraph 4 to the extent not addressed in the Credit Documentation, shall automatically terminate and be superseded by the provisions of the Credit Documentation (to the extent covered thereby) upon the execution and delivery thereof, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to the Facilities (or any portion thereof) hereunder at any time subject to the provisions of the preceding sentence (any such commitment termination shall reduce the commitments of each Initial Lender on a pro rata basis based on their respective commitments to the Facilities as of the date hereof).

8. Miscellaneous. This Commitment Letter and the Fee Letters may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall be deemed an original. Delivery of an executed counterpart of a signature page to this Commitment Letter and the Fee Letters by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart thereof. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or any Fee Letter.

This Commitment Letter and the Fee Letters shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles that would result in the application of any other laws other than the state of New York; provided that, notwithstanding the foregoing, it is understood and agreed that (a) interpretation the definition of “Material Adverse Effect” (as defined in Annex II) or the equivalent term under the Acquisition Agreement and whether a Material Adverse Effect (or the equivalent term) has occurred, (b) the determination of the accuracy of any Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you have the right (taking into account any applicable cure provisions) to terminate your obligations under the Acquisition Agreement or decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER, THE FEE LETTERS, THE TRANSACTION AND THE OTHER TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR THE ACTIONS OF THE COMMITMENT PARTIES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letters, the Transaction and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined in any such court. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction the applicable party is or may be subject by suit upon judgment.

This Commitment Letter, together with the Fee Letters, embody the entire agreement and understanding among the parties hereto and your affiliates with respect to the Facilities and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter. Neither this Commitment Letter (including the attachments hereto) nor the Fee Letters may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable.

This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Parties and the Borrower). This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than by the Initial Lenders to any Additional Arranger pursuant to, and subject to the provisions of, paragraph 1) without the prior written consent of each other party hereto (and any attempted assignment without such consent shall be null and void); provided that each Commitment Party may assign its commitment hereunder, in whole or in part, to any of its affiliates or, subject to and in accordance with the provisions of this Commitment Letter, to any Lender; provided further that, other than with respect to an assignment to any Additional Arranger in compliance with paragraph 1, such Commitment Party shall not be released from the portion of its commitment hereunder so assigned to the extent such assignee fails to fund the portion of the commitment assigned to it on the Closing Date notwithstanding the satisfaction of the conditions to funding set forth herein. Any services to be provided by the Commitment Parties hereunder may be performed by or through any of their respective affiliates or branches.

Please indicate your acceptance of the terms of the Facilities set forth in this Commitment Letter and the Fee Letters by returning to the Lead Arrangers executed counterparts of this Commitment Letter and the Fee Letters not later than 11:59 p.m. (New York City time) on February 24, 2020, whereupon the undertakings of the parties with respect to the Facilities shall become effective to the extent and in the manner provided hereby. This offer shall terminate with respect to the Facilities if not so accepted by you at or prior to that time. Thereafter, all commitments and undertakings of the Commitment Parties hereunder will expire, unless extended by us in our sole discretion, on the earliest of (a) 11:59 p.m., New York City time, on the Outside Date (as defined in the Acquisition Agreement and after giving effect to any extension thereto pursuant to Section 9.1(c) of the Acquisition Agreement, in each case, as in effect on the date hereof) unless the Closing Date occurs on or prior thereto, (b) the consummation of the Acquisition without the use of the Facilities and (c) the termination of the Acquisition Agreement in accordance with its terms.

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Brian Sanderson
Name: Brian Sanderson
Title: Authorized Signatory

BANK OF AMERICA, N.A.

By:	/s/ Douglas M. Ingram
Name: Douglas M. Ingram
Title: Managing Director

BOFA SECURITIES, INC.

By:	/s/ Douglas M. Ingram
Name: Douglas M. Ingram
Title: Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Judith Smith
Name: Judith Smith
Title: Authorized Signatory

By:	/s/ Brady Bingham
Name: Brady Bingham
Title: Authorized Signatory

Signature Page to Project Skyhook Commitment Letter

CREDIT SUISSE LOAN FUNDING LLC

By:	/s/ Thomas Davidov
Name: Thomas Davidov
Title: Managing Director

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ J. Tracy Mehr
Name: J. Tracy Mehr
Title: Managing Director

By:	/s/ Joseph Pandolfo
Name: Joseph Pandolfo
Title: Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ J. Tracy Mehr
Name: J. Tracy Mehr
Title: Managing Director

By:	/s/ Joseph Pandolfo
Name: Joseph Pandolfo
Title: Director

JEFFERIES FINANCE LLC

By:	/s/ Brian Buoye
Name: Brian Buoye
Title: Managing Director

Signature Page to Project Skyhook Commitment Letter

The provisions of this Commitment Letter are accepted and agreed to as of the date first written above:

CORNERSTONE ONDEMAND, INC.

By:	/s/ Brian Swartz
Name: Brian Swartz
Title: Chief Financial Officer

Signature Page to Project Skyhook Commitment Letter

EXHIBIT A

SUMMARY OF TERMS AND CONDITIONS

$985,000,000 SENIOR SECURED FIRST LIEN TERM FACILITY

$150,000,000 SENIOR SECURED REVOLVING CREDIT FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit A is attached.

Borrower:	Cornerstone OnDemand, Inc., a Delaware corporation (the “Borrower”).

Guarantors:	The obligations of the Borrower under the Facilities (as hereinafter defined) will be guaranteed jointly and severally on a senior basis (the “Guarantees”) by Target and each of the Borrower’s other wholly owned material restricted U.S. subsidiaries (and consistent with the principles set forth herein) (collectively, the “Guarantors”); provided that Guarantors shall not include (i) unrestricted subsidiaries, (ii) immaterial subsidiaries (to be defined in a mutually acceptable manner), (iii) any subsidiary that is prohibited, but only so long as such subsidiary would be prohibited, by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or existing at the time of acquisition thereof after the Closing Date (so long as such prohibition did not arise as part of such acquisition), in each case, from guaranteeing the Facilities or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received (but without obligation to seek the same), (iv) any direct or indirect subsidiary of a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended (a “CFC”), (v) any CFC, (vi) any domestic subsidiary with no material assets other than equity interests (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) of one or more foreign subsidiaries that are CFCs (a “Disregarded Domestic Person”), (vii) not-for-profit subsidiaries, (viii) any other subsidiary with respect to which the Borrower (in consultation with the Administrative Agent) has reasonably determined that the material adverse tax consequences of providing a guarantee shall be excessive in relation to the benefits to be obtained by the Lenders therefrom, and (ix) special purpose entities. In addition, the Credit Documentation will contain carve outs for “non-ECP Guarantors”, consistent with the LSTA provisions. All guarantees will be guarantees of payment and not of collection.

Notwithstanding the foregoing, additional subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower and the Administrative Agent reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Exhibit A-1

Administrative and
Collateral Agent:	MSSF will act as sole and exclusive administrative and collateral agent for the Lenders (the “Administrative Agent”).

Joint Lead Arrangers
and Joint Bookrunners:	MSSF, BofA Securities, CSLF, DBSI, Jefferies and any Additional Arranger appointed in accordance with paragraph 1 of the Commitment Letter will act as joint lead arrangers and joint bookrunners for the Term Facility (in such capacities, the “Lead Arrangers”).

Lenders:	Banks, financial institutions and institutional lenders selected by the Lead Arrangers in consultation with and reasonably acceptable to the Borrower holding any commitments or Loans with respect to the Facilities and excluding any Disqualified Lenders and, after the funding of the Facilities on the Closing Date, subject to the restrictions set forth in the Assignments and Participations section below (the “Lenders”).

Type and Amount of Facilities:	$1,135.0 million of senior secured bank financing (the “Facilities”) to include:

(i) a $985.0 million senior secured term loan B facility (the “Term Facility”; the lenders thereunder, the “Term Lenders”) plus, at the Borrower’s election, an amount sufficient to fund any original issue discount or upfront fees required to be funded in connection with any “market flex” provisions in the Arranger Fee Letter; provided, that the Borrower may, prior to the Closing Date and in addition to any other right of termination by the Borrower under the Commitment Letter, reduce the Term Facility by an amount not to exceed $25.0 million; and

(ii)  a $150.0 million senior secured revolving credit facility available in dollars or other currencies to be agreed by all Revolving Lenders (the “Revolving Facility”; the lenders thereunder, the “Revolving Lenders” and together with the Term Lenders, the “Lenders”).

Purpose:	Proceeds of the Facilities will be used on the Closing Date, together with the Borrower’s cash on hand, (i) to finance the cash consideration in connection with the Acquisition, (ii) to pay fees and expenses in connection with the Transaction, (iii) to finance the Refinancing and (iv) to the extent of any remaining amounts, for working capital and other general corporate purposes.

Availability:	Term Facility: One drawing may be made under the Term Facility on the Closing Date.

Revolving Facility: Amounts available under the Revolving Facility may be borrowed, repaid and reborrowed on and after the Closing Date until the maturity date thereof. The Revolving Facility (exclusive of letter of

Exhibit A-2

credit usage) will be made available on the Closing Date in an amount sufficient to fund (i) any OID or upfront fees required to be funded on the Closing Date pursuant to the “Market Flex Provisions” in the Arranger Fee Letter plus (ii) any ordinary course working capital requirements of the Borrower and its subsidiaries on the Closing Date, plus (iii) Acquisition Funds in an aggregate amount, in the case of this clause (iii), not to exceed $15.0 million. Additionally, letters of credit issued under facilities and other credit support no longer available to the Target or its subsidiaries as of the Closing Date may be “rolled over” on the Closing Date and/or new letters of credit may be issued on the Closing Date in order to, among other things, backstop or replace any such credit support outstanding on the Closing Date under such facilities. Otherwise, letters of credit and Revolving Loans will be available at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts to be agreed upon.

Interest Rates:	As set forth on Annex I hereto.

Default Rate:	During the continuance of a payment or bankruptcy event of default, interest will accrue on overdue amounts at the Default Rate (as defined below). As used herein, “Default Rate” means (i) on the principal of any loan, a rate of 200 basis points in excess of the rate otherwise applicable to such loan and (ii) on any other overdue amount, a rate of 200 basis points in excess of the non-default rate of interest then applicable to ABR loans.

Cost and Yield Protection:	Subject to the Documentation Standard (as defined below) and customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments (other than loss of margin), changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes; provided that for all purposes of the Credit Documentation, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case, pursuant to Basel III, shall be deemed introduced or adopted after the Closing Date, so long as, in each case, any amounts with respect thereto assessed by any Lender shall also be so assessed by such Lender against its similarly situated customers generally under agreements containing comparable yield protection provisions.

Maturity:	Term Facility: 7-year anniversary of the Closing Date.

Revolving Facility: 5-year anniversary of the Closing Date.

Exhibit A-3

The Credit Documentation shall contain customary “amend and extend” provisions pursuant to which individual Lenders may agree to extend the maturity date of their outstanding loans or loans under each Facility or any Incremental Facility (which may include, among other things, an increase in the interest rate payable in respect of such extended loans, with such extensions not subject to any “default stoppers”, financial tests or “most favored nation” pricing provisions) upon the request of the Borrower and without the consent of any other Lender (it is understood that (i) no existing Lender will have any obligation to commit to any such extension and (ii) each Lender under the class being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such class).

Swing Line Loans:	A portion of the Revolving Facility to be agreed upon will be made available on same-day notice as swing line loans from the Administrative Agent (in such capacity, the “Swing Line Lender”).

Letters of Credit:	At the option of the issuing bank providing such Letter of Credit, a portion of the Revolving Facility in an amount not to exceed $30.0 million (the “Letter of Credit Sublimit”) may be made available for the issuance of letters of credit in dollars or other currencies to be agreed by all Revolving Lenders by an issuing bank to be agreed (“Letters of Credit”); provided that (a) each Revolving Lender shall provide its pro rata share of the Letter of Credit Sublimit, (b) no issuing bank shall be required to issue documentary, trade or commercial Letters of Credit without its consent and (c) Jefferies shall not be required to issue Letters of Credit in currencies other than dollars.

The Credit Documentation will include customary “Defaulting Lender” (to be defined in the Credit Documentation) provisions.

Incremental
Facilities:	The Credit Documentation will permit the Borrower to (a) add one or more incremental term loan facilities to the Term Facility or to increase the existing Term Facility (each, an “Incremental Term Facility”) and/or (b) increase the Revolving Facility (any such increase, an “Incremental Revolving Facility” and, together with each Incremental Term Facility, the “Incremental Facilities” and each an “Incremental Facility”) in an aggregate principal amount of up to (w) an amount (the “Fixed Incremental Amount”) equal to the sum of (i) the greater of $275.0 million and 100% of pro forma EBITDA (the “Fixed Incremental Basket”) plus (x) all voluntary prepayments of the Term Facility (including any loan buybacks consummated by the Borrower or its restricted subsidiaries to the extent permitted under the Credit Documentation (in an amount equal to the actual cash amount of such repayment)) and voluntary prepayments of revolving loans to the extent accompanied by a permanent reduction of the revolving commitments made prior to such date of incurrence and, in each case in this clause (x), not funded with the proceeds of long term debt plus (y) an amount equal to the amount of indebtedness that is permitted to be incurred in reliance on the General Debt Basket (as defined below) (this clause (C), the “General Debt Basket Incremental Component”) plus (z) an unlimited amount so long as on a pro forma basis the First Lien Net Leverage Ratio

Exhibit A-4

(as defined below) would not exceed 4.50:1.00, after giving effect to any acquisition consummated in connection therewith and all other appropriate pro forma adjustments (in the case of any Incremental Revolving Facility, calculated assuming the entire amount of such Incremental Revolving Facility was drawn on such date) (the “Incurrence-Based Incremental Amount”) (it being understood that (i) the Borrower shall be deemed to have used amounts under clause (x) prior to utilization of amounts under clause (w), (y) or (z), and the Borrower shall be deemed to have used amounts under clause (z) (to the extent compliant therewith) prior to utilization of amounts under clause (w) or (y), and (ii) loans may be simultaneously incurred under clauses (w), (y) and (z) and proceeds from any such incurrence under clauses (x), or (y) and simultaneous draws under the Revolving Facility shall be ignored in calculating such incurrence under clause (z))); provided that (i) no Lender will be required to participate in any such Incremental Facility, (ii) subject to customary limited conditionality provisions in connection with any Incremental Facility incurred to finance a permitted acquisition or similar investment, no event of default or default exists or would exist after giving effect thereto (and in connection with any permitted acquisition or similar investment, no payment or bankruptcy event of default exists or would exist after giving effect thereto), (iii) subject to customary limited conditionality provisions in connection with any Incremental Facility incurred to finance a permitted acquisition or similar investment, the representations and warranties in the Credit Documentation shall be true and correct in all material respects, (iv) other than any bridge financing converting to, or intended to be refinanced by, debt complying with such maturity requirement or Incremental Term Facilities incurred in connection with an investment or acquisition, the maturity date of any such Incremental Term Facility shall be no earlier than the maturity date for the Term Facility; provided that, at the option of the Borrower, this clause (iv) and clause (v) below shall not apply to Incremental Term Facilities in an aggregate outstanding principal amount of up to the greater of (x) $275.0 million and (y) 100% of pro forma EBITDA (the “Incremental Maturity Carveout”), (v) other than any bridge financing converting to, or intended to be refinanced by, debt complying with such weighted average life to maturity requirement or Incremental Term Facilities incurred in connection with an investment or acquisition, the weighted average life to maturity of any Incremental Term Facility shall be no shorter than the weighted average life to maturity of the Term Facility; provided that, at the option of the Borrower, this clause (v) and clause (iv) above shall not apply to Incremental Term Facilities in an aggregate outstanding principal amount of up to the Incremental Maturity Carveout, (vi) the interest margins for each Incremental Term Facility shall be determined by the Borrower and the lenders of the Incremental Term Facility; provided that only with respect to any Incremental Term Facilities incurred pursuant to clause (w), (x) and/or (y) above with a maturity date less than one year after the latest maturity date of the Term Facility (the “MFN Limitations”), and except (1) with respect to Incremental Term Facilities incurred in connection with an investment or an acquisition (the “MFN Acquisition/Investment Carveout”) and (2) with respect to Incremental Term Facilities incurred pursuant to clause (w), (x) and/or (y) above in an

Exhibit A-5

aggregate principal amount of up to the greater of (x) $275.0 million and (y) 100% of pro forma EBITDA (the “MFN Amount Carveout”), in the event that the all-in yield for any such Incremental Term Facility is greater than the all-in yield for the Term Facility by more than 75 basis points, then the Applicable Margin for the Term Facility shall be increased to the extent necessary so that the all-in yield for the Incremental Term Facility is not more than 75 basis points higher than the all-in yield for the Term Facility; provided, further, that in determining the all-in yield applicable to the Term Facility and the all-in yield for any Incremental Term Facility, (w) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower for the account of the Lenders of the Term Facility or the Incremental Term Facility in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity), (x) customary arrangement, structuring, underwriting, amendment or commitment fees payable to one or more arrangers shall be excluded, (y) if the LIBOR floor for any Incremental Term Facility is greater than the LIBOR floor for the existing Term Facility, the difference between such floor for the Incremental Term Facility and the Term Facility shall be equated to an increase in the Applicable Margin for purposes of this clause (vi) and (z) to the extent that Adjusted LIBOR for a three-month interest period on the closing date of any such Incremental Term Facility is less than the LIBOR floor for the Term Facility, the amount of such difference shall be deemed added to the interest margin for the Term Facility, solely for the purpose of determining whether an increase in the interest rate margins for the Term Facility shall be required (all adjustments made pursuant to this clause (vi), the “MFN Adjustment”); provided that if any Incremental Term Facility is incurred after the date that is 6 months after the Closing Date, the MFN Adjustment shall not apply (the “MFN Sunset”), (vii) each Incremental Facility shall be secured solely by pari passu liens on the Collateral (as hereinafter defined) securing the Facilities and shall be guaranteed by the Guarantors and no other persons, (viii) in the case of an Incremental Revolving Facility, such Incremental Revolving Facility will be documented solely as an increase to the commitments with respect to the Revolving Facility, without any change in terms and (ix) any Incremental Facility shall be on terms and pursuant to documentation to be determined, provided that, to the extent such terms and documentation are not consistent with the Term Facility (except to the extent permitted by clause (i), (ii), (iii), (iv), (v) or (vi) above, as applicable), such terms shall not be materially more favorable (when taken as a whole) to the lenders or investors providing such Incremental Facility than the terms of the Term Facility unless such terms are reasonably satisfactory to the Administrative Agent (it being understood that, to the extent that any financial maintenance or other covenant is added for the benefit of any Incremental Term Facility, no consent shall be required from the Administrative Agent or any of the Lenders to the extent that such financial maintenance or other covenant is (1) also added for the benefit of any existing Facility or (2) only applicable after the latest maturity of any existing Facility). The Borrower may seek commitments in respect of any Incremental Facility from existing Lenders or from additional banks, financial institutions and other institutional lenders reasonably acceptable to the Administrative Agent who will become Lenders in connection therewith.

Exhibit A-6

An amount not to exceed the then available capacity with respect to the incurrence of Incremental Facilities may, subject to compliance with the requirements set forth in clauses (ii), (iv), (v), (vii) and (ix) of the Incremental Facilities provision above be used by the Borrower for the incurrence of “incremental equivalent” debt consisting of the issuance of senior secured (on a pari passu basis with the Facilities), junior lien, unsecured or subordinated notes or junior lien, unsecured or subordinated loans (including, in each case, “mezzanine” debt and bridge loans), in each case to be subject to a customary intercreditor agreement in a form acceptable to the Administrative Agent; provided that “incremental equivalent” debt shall be deemed to be secured on a senior or pari passu basis with the Facilities for purposes of any calculation of the First Lien Net Leverage Ratio governing the incurrence of Incremental Facilities, whether or not actually secured on a senior or pari passu basis with the Facilities; provided, further, that “incremental equivalent” debt in the form of broadly syndicated term loan B financings ranking pari passu with the obligations under the Term Facility (and not, for the avoidance of doubt, any other incremental equivalent debt) shall be subject to clause (vi) of the Incremental Facilities provisions above).

Refinancing Facilities:	The Credit Documentation will permit the Borrower to refinance loans under the Term Facility, commitments under the Revolving Facility or loans under any Incremental Facility (each, “Refinanced Debt”) from time to time, in whole or part, with (x) one or more new term facilities (each, a “Refinancing Term Facility”) under the Credit Documentation or one or more new revolving credit facilities (each, a “Refinancing Revolving Facility” and, collectively with each Refinancing Term Facility, the “Refinancing Facilities”) under the Credit Documentation, in each case with the consent of the Borrower, the Administrative Agent and the institutions providing such Refinancing Facility or (y) one or more series of unsecured notes or loans, notes secured by the Collateral on a pari passu basis with the Facilities or notes or loans secured by the Collateral on a subordinated basis to the Facilities, which will be subject to customary intercreditor terms reasonably acceptable to the Administrative Agent and the Borrower (any such notes or loans, “Refinancing Notes” and together with the Refinancing Facilities, the “Refinancing Indebtedness”); provided that (i) (1) any Refinancing Term Facility or Refinancing Notes do not mature prior to the maturity date of, or have a shorter weighted average life than, the applicable Refinanced Debt (without giving effect to any amortization or prepayments on the outstanding loans under the Term Facility or loans made under any Incremental Facility, as applicable) or (2) any Refinancing Revolving Facility does not mature prior to the maturity date of the revolving commitments being refinanced, (ii) any Refinancing Notes consisting of notes do not mature prior to the maturity date of the applicable Refinanced Debt or have any scheduled amortization, (iii) there shall be no issuers, borrowers or guarantors in respect of any Refinancing Indebtedness that are not the Borrower or a Guarantor, (iv) any Refinancing Notes shall not contain any mandatory

Exhibit A-7

prepayment provisions (other than related to customary asset sale and change of control offers or events of default) that could result in prepayments of such Refinancing Notes prior to the maturity date of the applicable Refinanced Debt, (v) the other terms and conditions of such Refinancing Indebtedness (excluding pricing, interest rate margins, rate floors, discounts, fees and optional prepayment or optional redemption provisions) are not materially more favorable (when taken as a whole) to the lenders or investors providing such Refinancing Indebtedness than the terms of the applicable Refinanced Debt unless (1) Lenders under the corresponding Refinanced Debt also receive the benefit of such more restrictive terms or (2) any such provisions apply after the maturity date of the Term Facility and Revolving Facility, as applicable, and (vi) the proceeds of such Refinancing Indebtedness (a) shall not be in an aggregate principal amount greater than the aggregate principal amount of the applicable Refinanced Debt plus any fees and premiums associated therewith, and costs and expenses related thereto and (b) shall be immediately applied to permanently prepay in whole or in part the applicable Refinanced Debt.

Documentation Standard:	The Credit Documentation for the Facilities (i) shall be based on, and substantially consistent with that certain First Lien Credit Agreement, dated as of January 31, 2020 (as amended, supplemented or otherwise modified through the date hereof, the “Precedent Documentation”) among Fastball Parent, Inc., Fastball Mergersub, LLC. and Bank of America, N.A., as administrative and collateral agent, and the other banks, agents, financial institutions and other parties thereto (and the related security, pledge, collateral and guarantee agreements executed and/or delivered in connection therewith) as modified by the terms herein, (ii) shall be no less favorable to the Borrower than the terms set forth in the Existing Target Credit Agreement, (iii) shall contain the terms and conditions set forth in this Summary of Terms, (iv) shall reflect the operational and strategic requirements of the Borrower and its subsidiaries (after giving effect to the Acquisition) in light of their size, industries and practices, (v) shall reflect the customary agency and operational requirements of the Administrative Agent and (vi) shall reflect changes in law and accounting principles since the date of the Precedent Documentation (collectively, the “Documentation Standard”), in each case, subject to the Funds Certain Provisions. The Credit Documentation shall, subject to the “market flex” provisions contained in the Arranger Fee Letter, contain only those conditions to borrowing, mandatory prepayments, representations and warranties, covenants and events of default expressly set forth in this Summary of Terms, in each case, applicable to the Borrower and its restricted subsidiaries and, subject to the Documentation Standard and limitations as set forth herein, with materiality thresholds, standards, qualifications, exceptions, “baskets”, and grace and cure periods to be mutually agreed and consistent with the Documentation Standard.

Exhibit A-8

Limited Condition Acquisitions:	For purposes of (i) determining compliance with any provision of the Credit Documentation which requires the calculation of any “leverage ratio” or other financial ratio (other than the Financial Maintenance Covenant), (ii) determining compliance with representations, warranties, defaults or events of default (other than conditions precedent to borrowings under the Revolving Facility) or (iii) testing availability under baskets set forth in the Credit Documentation (including baskets measured as a percentage of EBITDA), in each case, in connection with a Limited Condition Transaction (as defined below) at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent test period ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.

“Limited Condition Transaction” shall mean (i) an acquisition or other investment by one or more of the Borrower and its restricted subsidiaries of any assets, business or person permitted by the Credit Documentation, (ii) any repayment, repurchase or refinancing of indebtedness with respect to which an irrevocable notice of repayment (or similar irrevocable notice) is required to be delivered and (iii) any dividends or distributions on, or redemptions of, equity interests not prohibited by the Credit Documentation declared or requiring irrevocable notice in advance thereof.

For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date (including with respect to the incurrence of any Indebtedness) are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations in pro forma EBITDA, including of the target of any Limited Condition Transaction) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations; however, if any ratios improve or baskets increase as a result of such fluctuations, such improved ratios or baskets may be utilized. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of debt and the use of proceeds thereof) have been consummated.

Exhibit A-9

Financial Definitions:	The “First Lien Net Leverage Ratio” means the ratio of (i) debt for borrowed money of the Borrower and its restricted subsidiaries that is secured on a senior or pari passu basis with the Facilities (calculated net of all unrestricted cash and cash equivalents of the Borrower and its restricted subsidiaries) to (ii) trailing four-quarter EBITDA (as defined below).

The “Secured Net Leverage Ratio” means the ratio of (i) debt for borrowed money of the Borrower and its restricted subsidiaries that is secured on a senior, junior or pari passu basis with the Facilities (calculated net of all unrestricted cash and cash equivalents of the Borrower and its restricted subsidiaries) to (ii) trailing four-quarter EBITDA (as defined below).

The “Total Net Leverage Ratio” means the ratio of (i) debt for borrowed money of the Borrower and its restricted subsidiaries (calculated net of all unrestricted cash and cash equivalents of the Borrower and its restricted subsidiaries) to (ii) trailing four-quarter EBITDA.

Undrawn letters of credit shall not constitute debt for purposes of calculating the First Lien Net Leverage Ratio or the Total Net Leverage Ratio.

“EBITDA” is to be defined in a manner consistent with the Documentation Standard beginning with consolidated net income, with add-backs (and corresponding deductions, to the extent applicable) to include, without limitation and without duplication, the following:

i.   expected cost savings, operating expense reductions, and synergies (net of actual amounts realized) which are reasonably identifiable and factually supportable related to the Transaction projected by the Borrower;

ii.  expected cost savings, operating expense reductions, and synergies related to mergers and other business combinations, acquisitions, divestitures, restructuring, cost savings initiatives and other similar initiatives (net of actual amounts realized) which are reasonably identifiable and factually supportable projected by the Borrower;

iii. non-cash losses, charges and expenses (including non-cash compensation charges);

iv. extraordinary, unusual or non-recurring losses, charges and expenses;

v. restructuring charges and expenses and related charges and business optimization expenses;

Exhibit A-10

vi. unrealized gains and losses due to foreign exchange adjustments (including, without limitation, losses and expenses in connection with currency and exchange rate fluctuations);

vii. costs and expenses in connection with the Transaction;

viii.  expenses or charges related to any equity offering, permitted investment, acquisition, disposition, recapitalization or incurrence of permitted indebtedness (whether or not consummated), including non-operating or non-recurring professional fees, costs and expenses related thereto;

ix. interest, taxes, amortization and depreciation;

x. losses from discontinued operations;

xi.   in respect of the Transaction and any Permitted Acquisition after the Closing Date, purchase accounting adjustments, including any write down of deferred revenue (without any corresponding deduction); and

xii. add-backs of the type included in the Quality of Earnings report provided to the Lead Arrangers on February 15, 2020.

Scheduled Amortization:	The Term Facility shall be subject to quarterly amortization of principal equal to 0.25% of the original aggregate principal amount of the Term Facility, commencing on the last day of the second full fiscal quarter following the Closing Date, with the balance payable on the final maturity date. No amortization will be required with respect to the Revolving Facility.

Mandatory Prepayments:	In addition to the amortization set forth above and subject to the next two paragraphs, mandatory prepayments required with respect to the Term Facility shall be limited to: (i) subject to customary exceptions and thresholds, an amount equal to 100% (with step-downs to 50% at a 3.00:1.00 First Lien Net Leverage Ratio and 0% at a 2.50:1.00 First Lien Net Leverage Ratio (the “Asset Sweep Stepdowns”)) of the amount of net cash proceeds of non-ordinary course sales or other dispositions of assets constituting Collateral received by the Borrower or any of its restricted subsidiaries in excess of an amount to be mutually agreed (and only in respect of amounts in excess thereof) from any disposition pursuant to the General Asset Sale Basket (as defined below), in each case, to the extent such proceeds are not reinvested (or committed to be reinvested) in the business of the Borrower or any of its subsidiaries within 540 days after the date of receipt of such proceeds from such disposition or casualty event and, if so committed to be reinvested, reinvested no later than 180 days after the end of such 540 day period; (ii) following the receipt of net cash proceeds from the issuance or incurrence after the Closing Date of additional debt of the Borrower or any of its restricted subsidiaries (other than debt permitted under the Credit Documentation (other than Refinancing Indebtedness)); and (iii) in an amount equal to 50% of annual

Exhibit A-11

Excess Cash Flow (to be defined in the Credit Documentation) of the Borrower and its restricted subsidiaries for each fiscal year of the Borrower (beginning with the first full fiscal year commencing after the Closing Date), with step downs to 25% at a 3.00:1.00 First Lien Net Leverage Ratio and 0% at a 2.50:1.00 First Lien Net Leverage Ratio, of the Borrower (with a dollar-for-dollar credit (x) for optional prepayments of the Term Facility and any Incremental Term Facility (including any loan buybacks (with credit given to the actual cash amount of the payment) consummated by the Borrower or its restricted subsidiaries to the extent permitted under the Credit Documentation) or the Revolving Facility (to the extent accompanied with a corresponding permanent reduction in the commitments under the Revolving Facility) subsequent to the first day of the relevant year, in each case under this clause (x), other than to the extent financed with long-term debt and (y) against any Excess Cash Flow prepayment obligation for the applicable fiscal year of operating cash flow used to make acquisitions, make permitted investments (other than intercompany investments, cash equivalents and money market instruments), make permitted distributions and dividends (including, without limitation, permitted tax distributions and employee distributions) or to be used to fund planned acquisitions, investments or make capital expenditures (operating cash flow used to make permitted distributions and dividends or investments, acquisitions or capital expenditures, the “Specified Cash Expenditures”)); provided that no mandatory prepayment shall be required with respect to any fiscal year pursuant to this clause (iii) to the extent such prepayment would not exceed $15 million, in each case of clauses (i) through (iii), subject to the limitations set forth in the paragraph immediately following, such amounts shall be applied, without premium or penalty, to the remaining amortization payments under the Term Facility in direct order of maturity; provided, further, that, in respect of clause (iii) above, for any fiscal year, at the Borrower’s option any such voluntary prepayments (including the prepayment at a discount to par, with credit given to the actual cash amount of the payment, but excluding prepayments funded with the proceeds of long-term indebtedness), made during such fiscal year or after year-end and prior to the time such Excess Cash Flow prepayment is due, may be credited against Excess Cash Flow prepayment obligations on a dollar-for-dollar basis for such fiscal year (without duplication of any such credit in any prior or subsequent fiscal year) (with the First Lien Net Leverage Ratio of the Borrower for purposes of determining the applicable excess cash flow percentage in clause (iii) above, recalculated to give pro forma effect to any cash pay down or reductions made after the end of the relevant fiscal year and prior to the time such Excess Cash Flow prepayment is due).

Any Lender under the Term Facility may elect not to accept its pro rata portion of any mandatory prepayment other than a prepayment made with the proceeds of a Refinancing Debt (each a “Declining Lender”). Any prepayment amount declined by a Declining Lender may be retained by the Borrower (such amount, a “Declined Amount”) and shall increase the Available Amount Basket (as defined below).

Exhibit A-12

Mandatory prepayments in clauses (i) and (iii) above shall be limited to the extent the upstreaming or transfer of such amounts from a foreign subsidiary to the Borrower or any other applicable subsidiary would result in material adverse tax consequences until such time as the Borrower or its applicable subsidiary may upstream or transfer such amounts and shall be subject to permissibility under local law of upstreaming proceeds (including financial assistance and corporate benefit restrictions and fiduciary and statutory duties of the relevant directors). The non-application of any mandatory prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a default or an event of default, and such amounts shall be available for working capital purposes of the Borrower and its subsidiaries.

Optional Prepayments:	The Facilities may be prepaid at any time in whole or in part without premium or penalty, upon written notice, at the option of the Borrower, except (x) that any prepayment of LIBOR advances other than at the end of the applicable interest periods therefor shall be made with customary reimbursement for any funding losses and redeployment costs (but not loss of margin) of the Lenders resulting therefrom and (y) as set forth in “Soft-Call Premium” below. Each optional prepayment of the Facilities shall be applied as directed by the Borrower (and absent such direction, in direct order of maturity thereof).

Soft-Call Premium:	In the event that all or any portion of the Term Facility is (i) repaid, prepaid, refinanced or replaced with any broadly syndicated U.S. dollar denominated term loan “B” indebtedness with the primary purpose (as determined by the Borrower in good faith) of reducing the effective yield (to be defined in a mutually agreeable manner) of such Term Facility or (ii) repriced through any waiver, consent or amendment that has the primary purpose (as determined by the Borrower in good faith) of reducing the effective yield of the Term Facility (a “Repricing Transaction”), in each case, prior to the six-month anniversary of the Closing Date (the “Soft Call Date”) and other than in connection with (x) a change of control or (y) a material disposition or a material acquisition or other similar material investment, such repayment, prepayment, refinancing, replacement or repricing will be accompanied by a premium of 1% of the principal amount so repaid, prepaid, refinanced, replaced or repriced. If all or any portion of the Term Facility held by any Lender is required to be assigned pursuant to a “yank-a-bank” provision in the Credit Documentation as a result of, or in connection with a Repricing Transaction prior to the six-month anniversary of the Closing Date, such Lender not agreeing or otherwise consenting to any waiver, consent or amendment referred to in clause (ii) above (or otherwise in connection with a Repricing Transaction), such replacement will be accompanied by a premium equal to 1% of the principal amount so required to be assigned.

Security:	Subject to the Funds Certain Provisions, the Borrower and each of the Guarantors shall grant the Administrative Agent (for its benefit and for the benefit of the Lenders) a first-priority (subject to permitted liens and other customary exceptions) security interest in (i) 100% of the equity interests held by the Borrower and the Guarantors (but limited in the case of the

Exhibit A-13

voting equity interests of any first-tier CFC or Disregarded Domestic Person, to 65% of such voting equity interests (and 100% of any non-voting equity interests) and none of the equity interests of any subsidiary thereof), (ii) substantially all material owned real property of the Borrower and the Guarantors located in the United States and (iii) substantially all other personal property of the Borrower and the Guarantors, including, without limitation, contracts, patents, copyrights, trademarks, other general intangibles and all proceeds of the foregoing, in each case, excluding the Excluded Assets (as defined below) (collectively, but excluding the Excluded Assets (as defined below), the “Collateral”).

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) all fee-owned real property and all leasehold interests in real property (it being understood there shall be no requirement to obtain any survey, landlord or other third party waivers, estoppels or collateral access letters); (ii) motor vehicles, aircrafts and other assets subject to certificates of title (except to the extent perfection can be accomplished through the filing of UCC-1 financing statements); (iii) letter of credit rights (except to the extent perfection can be accomplished through the filing of UCC-1 financing statements) and commercial tort claims with a value of less than an amount to be agreed; (iv) pledges and security interests prohibited by applicable law, rule or regulation (including the requirement to obtain consent of any governmental authority) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition; (v) equity interests in any person other than wholly owned subsidiaries to the extent not permitted by the terms of such person’s organizational or joint venture documents after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition; (vi) any lease, permit, license or other agreement or any property subject to a purchase money security interest or other arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, permit, license or agreement or arrangement or create a right of termination in favor of, or require the consent of, any other party thereto (other than the Borrower or any of its restricted subsidiaries) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition; (vii) those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby; (viii) voting equity interests in excess of 65% of any first tier CFC or Disregarded Domestic Person; (ix) any of the equity interests of a subsidiary of a CFC or Disregarded Domestic Person; (x) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby

Exhibit A-14

after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition; (xi) “intent-to-use” trademark or service mark applications; (xii) to the extent used exclusively to hold funds in trust for the benefit of unaffiliated third parties: (a) payroll and other employee wage and benefit accounts, (b) sales tax accounts, (c) escrow accounts for the benefit of unaffiliated third parties, (d) zero balance accounts and (e) fiduciary or trust accounts for the benefit of unaffiliated third parties, and, in the case of clauses (a) through (e), the funds or other property held in or maintained in any such account in each case, other than to the extent perfected by the filing of a UCC financing statement or are proceeds of Collateral (collectively, the “Excluded Accounts”); (xiii) any acquired property (including property acquired through acquisition or merger of another entity) if at the time of such acquisition the granting of a security interest therein or the pledge thereof is prohibited by any contract or other agreement (in each case, not created in contemplation thereof) to the extent and for so long as such contract or other agreement prohibits such security interest or pledge after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition, (xiv) equity interests issued by, or assets of, unrestricted subsidiaries, immaterial subsidiaries, not for profit subsidiaries, special purpose entities and captive insurance subsidiaries; (xv) margin stock, and (xvi) other exceptions to be mutually agreed upon (the foregoing described in clauses (i) through (xvi) are, collectively, the “Excluded Assets”). In addition, (a) control agreements shall not be required with respect to any deposit accounts, securities accounts or commodities accounts, (b) no perfection actions (other than the filing of a UCC financing statement) shall be required with respect to motor vehicles and other assets subject to certificates of title, (c) share certificates of immaterial subsidiaries shall not be required to be delivered, (d) no perfection actions shall be required with respect to letter of credit rights, except to the extent constituting a supporting obligation for other Collateral as to which perfection is accomplished by the filing of a UCC financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a UCC financing statement) or commercial tort claims with a value of less than an amount to be agreed, (e) promissory notes evidencing debt for borrowed money in a principal amount of less than an amount to be agreed shall not be required to be delivered and (f) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction to be taken outside of the U.S. shall be required to be taken to create any security interests in assets located or titled outside of the United States (including any equity interests of non-U.S. subsidiaries) or to perfect or make enforceable any security interests in any assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction).

Exhibit A-15

Conditions Precedent to Borrowing on the Closing Date:	The availability of the Term Facility on the Closing Date will be limited to those conditions specified in paragraph 5 of the Commitment Letter.

Conditions to All Subsequent Borrowings:	After the Closing Date, the making of each extension of credit under the Revolving Facility shall be conditioned upon (a) delivery of a customary borrowing/issuance notice, (b) the accuracy of representations and warranties in all material respects; provided that any representations and warranties qualified by materiality shall be, as so qualified, accurate in all respects and (c) the absence of defaults or events of default at the time of, and after giving effect to the making of, such extension of credit.

Representations and Warranties:	Subject to the Documentation Standard, with customary exceptions, thresholds and baskets to be reasonably and mutually agreed, representations and warranties applicable to the Borrower and its restricted subsidiaries (with materiality qualifiers and qualifications and limitations for knowledge to be mutually agreed), limited to the following: (i) legal existence, qualification and power; (ii) due authorization of the Credit Documentation and, with respect to the execution, delivery and performance of the Credit Documentation, no contravention of law, material contracts or organizational documents; (iii) with respect to the execution, delivery and performance of the Credit Documentation, governmental approvals and consents; (iv) enforceability of the Credit Documentation; (v) accuracy and completeness of specified financial statements and other information and no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect (to be defined in the Credit Documentation) (after the Closing Date); (vi) no material litigation; (vii) ownership of property; (viii) insurance matters; (ix) environmental matters; (x) tax matters; (xi) ERISA; (xii) identification of loan parties and subsidiaries of loan parties, and equity interests owned by loan parties; (xiii) use of proceeds; (xiv) margin regulations; status under Investment Company Act; (xv) material compliance with laws; (xvi) intellectual property; (xvii) consolidated solvency as of the Closing Date (with solvency being determined in a manner consistent with Annex III); (xviii) collateral documents (subject to permitted liens and other exceptions to perfection to be mutually agreed); (xix) labor matters; (xx) FCPA, other anti-corruption laws and related matters; and (xxi) Patriot Act and anti-money laundering laws, foreign assets control regulations, OFAC and other sanctions laws and related matters.

Covenants:	Subject to the Documentation Standard, with customary materiality qualifiers, limitations, exceptions, thresholds and baskets to be reasonably and mutually agreed, covenants shall be limited to the following:

(a)   Affirmative Covenants: To be applicable to the Borrower and its restricted subsidiaries: (i) delivery of audited annual consolidated financial statements within 90 days after the end of any fiscal year (but, in the case of the Target’s fiscal year ended

Exhibit A-16

December 31, 2019, to the extent the Closing Date has occurred prior to the date that is 150 days after December 31, 2019, within 75 days after the Closing Date) and quarterly unaudited consolidated financial statements within 45 days after the end of the first three fiscal quarters of any fiscal year ; (ii) notification of default and customary material events; (iii) payment of material taxes; (iv) preservation of existence; (v) maintenance of properties (subject to casualty, condemnation and normal wear and tear); (vi) maintenance of insurance; (vii) material compliance with laws, ERISA; (viii) maintenance of books and records; (ix) inspection rights of the Administrative Agent (subject to frequency and cost reimbursement limitations and other than information subject to confidentiality obligations or attorney-client privilege); (x) use of proceeds; (xi) joinder of applicable subsidiaries as guarantors; (xii) pledge of capital stock and other property; (xiii) further assurances with respect to Collateral and guarantees (including customary information with respect to Collateral); (xiv) commercially reasonable efforts to maintain Term Facility and corporate ratings from two out of three of Fitch, Moody’s and S&P (but not any specific ratings) (the “Ratings Requirement”), (xv) FCPA and other anti-corruption laws, OFAC and other sanctions laws, PATRIOT Act and other anti-money laundering laws and related matters; (xvi) additional information upon the reasonable request of the Administrative Agent; (xvii) material change in nature of business, and (xviii) changes in fiscal year without the consent of the Administrative Agent.

(b)   Negative Covenants: To be applicable to the Borrower and its restricted subsidiaries: restrictions on (i) liens (to include, among other exceptions, (a) a general lien basket of at least the greater of a fixed dollar amount to be mutually agreed and an equivalent percentage of consolidated LTM EBITDA, (b) liens securing permitted junior secured debt subject to pro forma compliance with a 5.50:1.00 Secured Net Leverage Ratio, (c) liens securing permitted pari passu secured debt subject to pro forma compliance with a 4.50:1.00 First Lien Net Leverage Ratio, (d) liens securing debt assumed in connection with a Permitted Acquisition or other investment on the terms described in the third succeeding paragraph below, (e) liens securing permitted non-Guarantor subsidiary debt limited to the assets of non-Guarantors and (f) liens securing debt incurred using the Available Amount Basket); (ii) investments (to include, among other exceptions, the (a) ability to make investments subject to pro forma compliance with a 4.50:1.00 Total Net Leverage Ratio and no payment or bankruptcy event of default, (b) Permitted Acquisitions (as defined below), (c) investments using the Available Amount Basket as set forth and subject to the conditions in the succeeding paragraph, (d) investments in unrestricted subsidiaries and similar businesses in amounts to be agreed (e) a general investment basket of at

Exhibit A-17

least the greater of a fixed dollar amount to be mutually agreed and an equivalent percentage of consolidated LTM EBITDA and (f) unlimited investments in the Borrower and the restricted subsidiaries); (iii) indebtedness (to include, among other exceptions, (a) the ability to incur any “ratio” indebtedness that is unsecured or, subject to the liens covenant, (1) junior secured indebtedness subject to pro forma compliance with a 5.50 :1.00 Secured Net Leverage Ratio, (2) pari passu secured indebtedness subject to pro forma compliance with a 4.50:1.00 First Lien Net Leverage Ratio and (3) unsecured indebtedness subject to pro forma compliance with either (I) the Interest Coverage Ratio (to be defined in the Credit Documentation) is at least 2.00:1.00 or (II) a 5.50:1.00 Total Net Leverage Ratio (subject to no event of default (subject to the limited conditionality provisions) and a limit to be agreed on such indebtedness incurred by non-Guarantors)), (b) a general debt basket of at least the greater of a fixed dollar amount to be mutually agreed and an equivalent percentage of consolidated LTM EBITDA (the “General Debt Basket”), (c) indebtedness outstanding on the closing date including the Existing Convertible Notes (as defined below), (d) indebtedness assumed in connection with a Permitted Acquisition) or other investment or otherwise incurred to finance a Permitted Acquisition or other investment, in each case, on the terms described in the third succeeding paragraph below, (e) a subsidiary debt basket for non-Guarantor subsidiaries in an amount to be agreed, (f) indebtedness maturing no earlier than the latest maturity date of the Term Facility in an amount equal to (A) 200% of any cash common equity contribution to Borrower following the Closing Date (other than Specified Equity Contributions (as defined below) and the proceeds of any such equity that is actually used pursuant to, or that increases, another basket under the Credit Documentation) to the extent such cash equity contribution shall not be counted for purposes of the Available Amount Basket and without any time limitation for use of proceeds of such contribution (this clause (xii)(A), the “Contribution Debt Basket”) plus (B) the unused amount of any baskets and/or exceptions permitting dividends or distributions on, or redemptions of, the equity of the Borrower (or any direct or indirect parent company thereof) or restricted investments (which such baskets, for the avoidance of doubt, shall be reduced by the amount of such incurrence on a dollar-for-dollar basis) (the “Available RP Debt Basket”) and (g) incurring indebtedness using the Available Amount Basket as set forth and subject to the conditions in the succeeding paragraph (the “Available Amount Debt Basket”)); (iv) mergers and dissolutions; (v) dispositions (to include, among other exceptions, dispositions of any assets on an unlimited basis for fair market value so long as at least 75% of the consideration for such dispositions in excess of $15 million consists of (A) cash or cash equivalents, (B) assumption or repayment of debt that is

Exhibit A-18

secured on a pari passu basis with the Term Facility and/or (C) designated non-cash consideration to be agreed and the proceeds thereof are applied in accordance with the mandatory prepayment provisions (including the reinvestment provisions) (such exception, the “General Disposition Basket”)); (vi) restricted payments (to include, among other exceptions, the ability to make restricted payments (a) subject to pro forma compliance with a Total Net Leverage Ratio of not greater than 4.00:1.00 and no payment or bankruptcy event of default, (b) using the Available Amount Basket as set forth and subject to the conditions in the succeeding paragraph, (c) an annual general basket to be agreed subject to no payment or bankruptcy event of default, and (d) the repurchase, retirement or other acquisition or retirement for value of equity interests (or any options or warrants or stock appreciation or similar rights issued with respect to any of such equity interests) held by any future, present or former employee, director, officer or consultant (or any affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) pursuant to any employee, management or director profit interests or equity plan, employee, management or director stock option plan or any other employee, management or director benefit plan or any agreement with any employee, director or officer; provided that such payments, measured at the time made, do not exceed the greater of an amount to be agreed and a corresponding percentage of LTM EBITDA, in any fiscal year; provided that any unused portion for any fiscal year may be carried forward to the immediately succeeding two fiscal years); (vii) transactions with affiliates above an agreed-upon threshold; (viii) voluntarily prepaying, redeeming or repurchasing certain subordinated debt (“Junior Debt”) in excess of an amount to be agreed (to include, among other exceptions, the ability to prepay, redeem or repurchase such Junior Debt (a) subject to pro forma compliance with a Total Net Leverage of not greater than 4.00:1.00 and no payment or bankruptcy event of default, (b) using the Available Amount Basket as set forth and subject to the conditions in the succeeding paragraph, (c) for the avoidance of doubt, any prepayment, redemption or repurchase of the Borrower’s 5.75% convertible notes due 2021 in an aggregate principal amount of $300 million (the “Existing Convertible Notes”), (d) in connection with any refinancing or exchanges of such Junior Debt for like or other Junior Debt or, other than in the case of subordinated indebtedness, any unsecured debt, (e) in connection with any conversion of subordinated debt to common or “qualified preferred” equity and (f) a general basket of at least the greater of a fixed dollar amount to be mutually agreed and an equivalent percentage of consolidated LTM EBITDA subject to no payment or bankruptcy event of default), (ix) granting negative pledges; (x) amending (x) organizational documents or (y) Junior Debt instruments in excess of an amount to be agreed,

Exhibit A-19

in each case solely to the extent that such amendments are materially adverse to the Lenders; and (xi) limitation on restrictions on subsidiary distributions;. The foregoing limitations shall be subject to exceptions and baskets to be mutually and reasonably agreed as are consistent with the Documentation Standard.

Notwithstanding anything else herein to the contrary and for the avoidance of doubt, the negative covenants shall expressly permit any Existing Convertible Notes Waiver Transaction.

Monetary baskets in the negative covenants will include basket builders based on a percentage of consolidated LTM EBITDA of the Borrower and its restricted subsidiaries equivalent to the initial monetary amount of each such basket. In addition, certain negative covenants shall include an “Available Amount Basket”, which shall mean a cumulative amount equal to (a) the greater of $137.5 million and (2) 50% of LTM EBITDA (the “Starter Basket”) plus (b) an amount (which shall not be less than zero in any year) equal to either (i) the retained portion of excess cash flow (i.e., excess cash flow as defined for purposes of the mandatory prepayment requirements set forth herein and not otherwise applied to mandatorily prepay the Term Loans or term loans under any Incremental Facility, (ii) 50% of cumulative Consolidated Net Income (to be defined in the Credit Documentation) (including any losses) or (iii) cumulative EBITDA minus 1.5x cumulative Fixed Charges (to be defined in the Credit Documentation) (as elected by the Borrower prior to commencement of general syndication) (the “Builder Basket”) plus (c) the Declined Amounts plus (d) the cash proceeds of new equity issuances of the Borrower (other than disqualified stock), plus (e) returns, profits, distributions and similar amounts received in cash or cash equivalents by the Borrower and its restricted subsidiaries on investments made using the Available Amount Basket (not to exceed the amount of such investments) or otherwise received from an unrestricted subsidiary (including the net proceeds of any sale, or issuance of stock, of an unrestricted subsidiary) designated using the Available Amount Basket, plus (f) the investments of the Borrower and its restricted subsidiaries in any unrestricted subsidiary that has been re-designated as a restricted subsidiary or that has been merged or consolidated with or into the Borrower or any of its restricted subsidiaries (up to the lesser of (i) the fair market value (as determined in good faith by the Borrower) of the investments of the Borrower and its restricted subsidiaries in such unrestricted subsidiary at the time of such re-designation or merger or consolidation and (ii) the fair market value of the original investments by the Borrower and its restricted subsidiaries in such unrestricted subsidiary) plus (g) the portion of net cash proceeds not required to be applied to asset sale prepayments as a result of the leverage-based step-

Exhibit A-20

downs plus (h) the net cash proceeds received by the Borrower and its restricted subsidiaries from debt and disqualified stock issuances that have been issued after the Closing Date and which have been exchanged or converted into qualified equity plus (i) capital contributions to the Borrower made in cash or cash equivalents (other than disqualified stock) and the fair market value of any in-kind contributions. The Available Amount Basket may be used for indebtedness, liens, investments, dividends and distributions and the prepayment or redemption of Junior Debt; provided that use of the Available Amount Basket (other than the Available Amount Basket attributable to clauses (d), (h) and (i) above) shall be subject to the absence of any continuing payment or bankruptcy event of default.

With respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the Credit Documentation that does not require compliance with a financial ratio or test (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the Credit Documentation within the same covenant that requires compliance with a financial ratio or test (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that (a) the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts, and (b) except as provided in clause (a), pro forma effect shall be given to the entire transaction. In addition, any indebtedness (and associated liens, subject to the applicable priorities required pursuant to the applicable Incurrence-Based Amounts) incurred in reliance on Fixed Amounts may be reclassified at any time, as the Borrower may elect form time to time, as incurred under any applicable Incurrence-Based Amounts if the Borrower subsequently meets the applicable ratio or test for such Incurrence-Based Amounts on a pro forma basis (including with respect to any Incremental Facility or “incremental equivalent” debt).

The Borrower or any restricted subsidiary will be permitted to make acquisitions of the equity interests in a person that becomes a restricted subsidiary, or all or substantially all of the assets (or all or substantially all the assets constituting a business unit, division, product line or line of business) of any person (each, a “Permitted Acquisition”) so long as (a) at the time of execution of the applicable acquisition agreement, no payment or bankruptcy event of default has occurred and is continuing, (b) the acquired company or assets are in the same or a generally related or ancillary line of business as the Borrower and its subsidiaries and (c) subject to the limitations set forth in “Guarantors” and “Security” above, the acquired company and its subsidiaries (other than any subsidiaries of the acquired company designated as an unrestricted subsidiary as

Exhibit A-21

provided in “Unrestricted Subsidiaries” below) will become Guarantors and pledge their Collateral to the Administrative Agent. In addition, to the extent any indebtedness or liens incurred in connection with an Incremental Facility or “incremental equivalent” debt or pursuant to clause (i)(a) or (b) and clause (iii)(a) under the heading “Negative Covenants” above is incurred in connection with any Permitted Acquisition (or other investment), the applicable First Lien Net Leverage Ratio, Secured Net Leverage Ratio or Total Net Leverage Ratio, as applicable, in connection with such incurrence shall be calculated on a pro forma basis and compliance with the leverage ratio therein may, at the Borrower’s option, be satisfied, to the extent such First Lien Net Leverage Ratio, Secured Net Leverage Ratio or Total Net Leverage Ratio, as applicable, on a pro forma basis, is no greater than the First Lien Net Leverage Ratio, Secured Net Leverage Ratio or Total Net Leverage Ratio, as applicable, in effect immediately prior to such transaction. Acquisitions of entities that do not become Guarantors will not be limited in any additional manner.

In addition to any permitted indebtedness and permitted liens described above, the Borrower or any restricted subsidiary will be permitted to incur unsecured indebtedness to finance a Permitted Acquisition or other investment (subject to no event of default (subject to the limited conditionality provisions), and a limit to be agreed on such indebtedness incurred by non-Guarantors) or to assume other secured or unsecured indebtedness in connection with, but not in contemplation of, a Permitted Acquisition or other investment (“Permitted Acquisition Debt”) so long as either (a) the Interest Coverage Ratio shall be greater than or equal to either (1) the Interest Coverage Ratio immediately prior to such transaction or (2) 2.00:1.00 (this clause (a)(2), the “Permitted Acquisition Interest Coverage Ratio”) or (b) the Total Leverage Ratio shall be less than or equal to either (1) the Total Leverage Ratio immediately prior to such transactions or (2) 5.50:1.00 (and in the case of clauses (a) and (b), calculated on a pro forma basis after giving effect to the incurrence or assumption of such indebtedness and any other debt incurrence, debt retirement, acquisition, disposition and other appropriate pro forma adjustment events, including any debt incurrence or retirement subsequent to the end of the applicable test period and on or prior to the date of such incurrence or assumption, all to be further defined in the Credit Documentation).

(c)   Financial Covenants: With respect to the Term Facility, none. With respect to the Revolving Facility, the Credit Documentation will contain a maximum First Lien Net Leverage Ratio with regard to the Borrower and its restricted subsidiaries on a consolidated basis (the “Financial Maintenance Covenant”), at a level of 6.00:1.00 (which First Lien Net

Exhibit A-22

Leverage Ratio shall be appropriately adjusted to reflect any additional original issue discount or upfront fees required to be funded in connection with the “Market Flex Provisions” in the Arranger Fee Letter and any related increase in leverage as a result thereof) (and with no step-downs).

The foregoing Financial Maintenance Covenant will be tested with respect to the Borrower and its restricted subsidiaries on a consolidated basis, beginning with the second full fiscal quarter period ending after the Closing Date for which financial statements have been or are required to be delivered, quarterly on the last day of each fiscal quarter ending after the Closing Date for which financial statements have been or are required to be delivered, but only if, on the last day of such fiscal quarter, the aggregate outstanding principal amount of Revolving Loans and Swingline Loans together with any outstanding letters of credit (to the extent not cash-collateralized and, in the aggregate for undrawn letters of credit, in excess of $15 million) (excluding for the first four full fiscal quarters after Closing Date amounts drawn to fund (1) any original issue discount or upfront fees required to be funded in connection with the “Market Flex Provisions” in the Arranger Fee Letter or (2) Acquisition Funds), exceeds 35% of the total amount of the Revolving Commitments.

For purposes of determining compliance with the Financial Maintenance Covenant, any cash equity contribution (which shall be common equity or otherwise in a form reasonably acceptable to the Administrative Agent) made to the Borrower after the beginning of the most recently ended fiscal quarter and on or prior to the day that is 10 business days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Borrower, be included in the calculation of EBITDA solely for purposes of determining compliance with the Financial Maintenance Covenant at the end of such fiscal quarter and applicable subsequent periods that include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each four fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in pro forma compliance with the Financial Maintenance Covenant for the relevant fiscal quarter, (c) all Specified Equity Contributions shall be disregarded for purposes of determining pricing, financial ratio-based conditions and any baskets with respect to the covenants contained in the Credit Documentation and shall be disregarded for purposes of the calculation of the Available Amount Basket and all other baskets, (d) during the term of the Facilities no more than five Specified Equity

Exhibit A-23

Contributions may be made and (e) there shall be no pro forma reduction in indebtedness (by netting or otherwise) with the proceeds of any Specified Equity Contribution for determining compliance with the Financial Maintenance Covenant for the fiscal quarter for which such Specified Equity Contribution is deemed applied. The Credit Documentation will contain a customary standstill provision with respect to the declaration of an event of default and/or the exercise of remedies in connection with a breach of the Financial Maintenance Covenant following notice by the Borrower that a Specified Equity Contribution will be made until the expiration of the period in which a Specified Equity Contribution is required to be made. It is understood that there shall be no borrowing under the Revolving Facility or letters of credit issued following a breach of the Financial Maintenance Covenant until the Specified Equity Contribution has actually been received by the Borrower.

Unrestricted Subsidiaries:	The Credit Documentation will contain provisions pursuant to which, so long as no event of default is continuing, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary; provided, that (i) the designation of a restricted subsidiary as an unrestricted subsidiary or redesignation of an unrestricted subsidiary as a restricted subsidiary shall be subject to customary conditions and (ii) (x) such designation of a restricted subsidiary as an unrestricted subsidiary shall be deemed to constitute an investment (or reduction in an outstanding investment in the case of a designation of an unrestricted subsidiary as a restricted subsidiary in an amount equal to the fair market value thereof) and (y) any re-designation of an unrestricted subsidiary to a restricted subsidiary shall be deemed to be an incurrence of indebtedness and liens of such subsidiary existing at such time. Unrestricted subsidiaries will not be subject to the mandatory prepayments, representations and warranties, covenants, events of default or other provisions of the Credit Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating any financial ratios contained in the Credit Documentation.

Events of Default:	Subject to the Documentation Standard, with thresholds and grace periods to be mutually agreed, events of default shall be limited to the following (to be applicable to the Borrower and its restricted subsidiaries): (i) (a) nonpayment of principal and (b) nonpayment of interest or fees and nonpayment of other amounts (with a five (5) business day grace period for interest, fees and other amounts); (ii) any representation or warranty proving to have been inaccurate in any material respect when made or confirmed; (iii) failure to perform or observe covenants set forth in the Credit Documentation (subject, in the case of affirmative covenants, to a grace period of 30 days following written notice from the Administrative Agent (other than in respect of maintenance of the Borrower’s existence and notices of default)); (iv) cross-defaults to other indebtedness above an amount to be agreed; (v) bankruptcy and insolvency defaults with respect

Exhibit A-24

to the Borrower and its material restricted subsidiaries; (vi) monetary judgment defaults to the extent not paid or covered by indemnities or insurance above an amount to be mutually agreed; (vii) actual or asserted impairment of the Guarantee or security with respect to a material portion of the Collateral; (viii) Change of Control with respect to the Borrower (to be defined in a customary and mutually agreeable reasonable manner); and (ix) certain material ERISA events.

Notwithstanding the foregoing, (i) only lenders holding at least a majority of the commitments and Loans under the Revolving Facility shall have the ability to (and be required in order to) amend the Financial Maintenance Covenant and waive a breach of the Financial Maintenance Covenant and (ii) a breach of the Financial Maintenance Covenant shall not constitute an event of default with respect to the Term Facility or trigger a cross-default under the Term Facility until the date on which the commitments under the Revolving Facility have been terminated or the Loans under the Revolving Facility (if any) have been accelerated by the Revolving Lenders in accordance with the terms of the Revolving Facility.

Assignments and Participations:	Each Lender will be permitted to make assignments in minimum amounts to be agreed to other entities approved by (x) the Administrative Agent and (y) so long as no payment or bankruptcy default has occurred and is continuing, the Borrower, each such approval not to be unreasonably withheld or delayed; provided, however, that (i) no approval of the Borrower shall be required in connection with assignments (x) in the case of Term Loans, to other Lenders or any of their affiliates or approved funds and (y) in the case of commitments under the Revolving Facility, to other existing Revolving Lenders or any of their affiliates, (ii) the Borrower shall be deemed to have given consent to an assignment if the Borrower shall have failed to respond to a written request within 10 business days of its receipt of such written request and (iii) no approval of the Administrative Agent shall be required in connection with assignments to other Lenders or any of their affiliates or approved funds. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the Credit Documentation to any Federal Reserve Bank. Lenders will be permitted to sell participations with voting rights limited to customary significant matters; provided that, solely in the case of any participation with respect to the Revolving Facility, such Lender shall provide notice to the Administrative Agent (and solely to the extent Silver Lake Partners L.P. or its affiliates maintains one seat on the board of directors of Borrower, with a copy to Silver Lake Partners) and the Borrower of such participation after giving effect thereto. An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion. Notwithstanding the foregoing, no loans or commitments shall be assigned or participated to Disqualified Lenders (to the extent the list of Disqualified Lenders has been made available to all Lenders) or to natural persons.

Exhibit A-25

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders or net-short Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or net-short Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender or net-short Lender.

Assignments of loans under the Term Facility to the Borrower or any of its subsidiaries shall be permitted on a non-pro rata basis through open market purchases and/or Dutch auctions subject to satisfaction of conditions to be set forth in the Credit Documentation, including that (i) no event of default shall exist or result therefrom, (ii) proceeds of Revolving Loans may not be used for such purchases and (iii) upon the effectiveness of any such assignment, such loans shall be immediately and permanently retired.

Waivers and Amendments:	Amendments and waivers of the provisions of the Credit Documentation will require the approval of Lenders holding more than 50% of commitments or exposure under the Facilities (the “Required Lenders”), except that (a) the consent of each Lender directly and adversely affected thereby will also be required with respect to (i) increases in commitment amount of such Lender, (ii) reductions of principal, interest, or fees payable to such Lender (other than waivers of default interest, a default or event of default or mandatory prepayment); provided that any change in the definitions of any ratio used in the calculation of any rate of interest or fees (or the component definitions) shall not constitute a reduction in any rate of interest or fees, (iii) extensions of scheduled maturities or times for payment of amounts payable to such Lender (it being understood and agreed that the amendment or waiver of any mandatory prepayment, waiver of default interest, default or event of default shall only require the consent of the Required Lenders) and (iv) changes in certain pro rata provisions and the waterfall from enforcement, (b) the consent of each Lender shall be required with respect to (i) releases of all or substantially all of the Collateral or the release of all or substantially all of the value of any guaranties (other than in connection with permitted asset sales, dispositions, mergers, liquidations or dissolutions or as otherwise permitted under the Credit Documentation) and (ii) the percentage contained in the definition of Required Lenders or other voting provisions and (c) any amendment or waiver that by its terms affects the rights or duties of Lenders holding loans or commitments of a particular class (but not the Lenders holding loans or commitments of any other class) will require only the requisite percentage in interest of the affected class of Lenders that would be required to consent thereto if such class of Lenders were the only class of Lenders. The Credit Documentation shall also include provisions to be agreed that limit the voting rights of Lenders who hold a net-short position in respect of the outstanding debt of the Borrower and its subsidiaries.

Exhibit A-26

In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent to such Proposed Change of other Lenders whose consent is required is not obtained (but the consent of the Required Lenders or Lenders holding more than 50% of the directly and adversely affected facility, as applicable, is obtained) (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then the Borrower may, at its option and at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to customary restrictions on assignment), all its interests, rights and obligations under the Credit Documentation to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that, such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its loans, accrued interest thereon, accrued fees and all other amounts then due and owing to it under the Credit Documentation (at the option of the Borrower, with respect to the class or classes of loans or commitments subject to such Proposed Change) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts). The Credit Documentation shall contain other customary “yank-a-bank” provisions.

Indemnification:	The Administrative Agent, the Lead Arrangers and the Lenders and their respective affiliates and controlling persons and their respective officers, directors, employees, partners, agents, advisors and other representatives (each, an “indemnified person”) will be indemnified for and held harmless against, any losses, claims, damages and liabilities (it being understood that any such losses, claims, damages or liabilities that consist of legal fees and/or expenses shall be limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of counsel for all such indemnified persons, taken as a whole and, if necessary, by a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such indemnified persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the indemnified person affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, by another firm of counsel for all such affected indemnified persons)) incurred in respect of the Credit Documentation, the Term Facility or the use or the proposed use of proceeds thereof, the Transaction or any other transactions contemplated hereby, except to the extent they arise from the (a) bad faith, gross negligence or willful misconduct of, or material breach of the Credit Documentation by, such indemnified person (or any of its affiliates or any of its or their respective officers, directors, employees, agents, advisors, representatives and controlling persons’), in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction, or (b) material breach of such indemnified persons’ (or any of its controlled affiliates’ or any of its officers’, directors’, employees’, agents’, advisors’, representatives’ and controlling persons’) obligations under the Credit

Exhibit A-27

Documentation, in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction or (c) any dispute solely among the indemnified persons (or any of their respective controlled affiliates or any of their respective officers, directors, employees, agents, advisors, representatives and controlling persons) (other than any claims against an indemnified person in its capacity as the Administrative Agent or Lead Arranger or similar role under the Term Facility) and not arising out of any act or omission of the Borrower or any of its subsidiaries. Notwithstanding the foregoing, each indemnified person shall be obligated to promptly refund and return any and all amounts paid by the Borrower under this paragraph to such indemnified person for any losses, claims, damages, liabilities or expenses to the extent such indemnified person is not entitled to payment of such amounts in accordance with the terms hereof.

Governing Law:	New York.

Expenses:	If the Closing Date occurs, following written demand (including documentation reasonably supporting such request), the Borrower will pay all reasonable and documented out-of-pocket costs and expenses associated with the preparation, due diligence, administration, syndication and closing of all Credit Documentation (in the case of legal fees and expenses, limited to the reasonable and documented fees and out-of-pocket expenses of Latham & Watkins LLP and of any local counsel to the Lenders retained by the Lead Arrangers or the Administrative Agent, limited to one counsel in each relevant jurisdiction, which, in each case, shall exclude allocated costs of in-house counsel). The Borrower will also pay the reasonable and documented out-of-pocket expenses of the Administrative Agent and one other counsel (in total) to all of the Lenders (in the absence of conflict) in connection with the enforcement of any of the Credit Documentation.

Counsel to the Commitment Parties and the Administrative Agent:	Latham & Watkins LLP.

Miscellaneous:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction. The Credit Documentation shall contain (a) customary provisions for replacing the commitments of a (i) “defaulting lender” and (ii) a Lender seeking indemnity for increased costs or grossed-up tax payments, (b) customary EU “Bail-In” provisions, (c) customary LIBOR successor provisions to be agreed, (d) customary “QFC stay rules” provisions and (e) customary Delaware LLC “divisions” provisions.

Exhibit A-28

ANNEX I

Interest Rates:

With respect to the Term Facility, at the option of the Borrower, Adjusted LIBOR plus a margin (the “Applicable Margin”) of 3.50% or ABR plus an Applicable Margin of 2.50%.

From and after the delivery by the Borrower to the Administrative Agent of the financial statements for the first full fiscal quarter of the Borrower completed after the Closing Date, interest rate spreads with respect to the Term Facility shall be subject to one 25 basis point step-down at a First Lien Net Leverage Ratio of 2.75:1.00 (the “Term Loan Leverage Step-down”).

With respect to the Revolving Facility, at the option of the Borrower, Adjusted LIBOR plus an Applicable Margin of 3.25% or ABR plus an Applicable Margin of 2.25%.

From and after the delivery by the Borrower to the Administrative Agent of the financial statements for the first full fiscal quarter of the Borrower completed after the Closing Date, interest rate spreads with respect to the Revolving Facility shall be subject to two 25 basis point step-downs at a First Lien Net Leverage Ratio of 3.00:1.00 and 2.50:1.00, respectively.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed by all relevant Lenders, 12 months or a period of shorter than 1 month) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans).

Interest shall be payable in arrears (a) for loans accruing interest at a rate based on Adjusted LIBOR, at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

“ABR” is the Alternate Base Rate, which is the highest of (i) prime commercial lending rate announced by the applicable Administrative Agent as its “prime rate”, (ii) the Federal Funds Effective Rate plus 1/2 of 1.0% and (iii) the one-month Published LIBOR (as defined below) rate plus 1.0% per annum.

“Adjusted LIBOR” is the London interbank offered rate for eurodollar deposits for a period equal to the applicable Interest Period appearing on the Reuters Screen LIBOR01 Page or such other screen as may be determined prior to the Closing Date (or otherwise on the Reuters screen) (“Published LIBOR”), adjusted for statutory reserve requirements for eurocurrency liabilities. The Credit Documentation shall contain customary LIBOR successor provisions to be mutually agreed by the Lead Arrangers and the Borrower.

Annex I-1

There shall be a minimum Adjusted LIBOR (i.e., Adjusted LIBOR prior to adding any applicable interest rate margins thereto) requirement of 0.00% per annum in respect of the Term Facility and the Revolving Facility.

Letter of Credit Fees:	A per annum fee equal to the Applicable Margin related to Adjusted LIBOR loans under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the respective letter of credit, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be paid to the Administrative Agent for distribution to the Revolving Lenders pro rata in accordance with the amount of each such Revolving Lender’s revolving commitment, with exceptions for defaulting lenders. In addition, the Borrower shall pay to each issuing bank, for its own account, (a) a fronting fee equal to 0.125% per annum of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter, at maturity and upon the termination of the respective letter of credit, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:

The Borrower shall pay a commitment fee of 0.50% per annum on the average daily unused portion of the Revolving Facility, payable quarterly in arrears, calculated based upon the actual number of days elapsed over a 360-day year. Such fees shall be paid to the Administrative Agent for distribution to the applicable Revolving Lenders pro rata in accordance with the amount of each such Revolving Lender’s applicable revolving commitment, with exceptions for defaulting lenders.

From and after the delivery by the Borrower to the Administrative Agent of the Borrower’s financial statements for the first full fiscal quarter of the Borrower completed after the Closing Date, the commitment fee under the Revolving Facility shall be determined by reference to a leverage-based pricing grid with step-downs to 0.375% and 0.25% per annum at a First Lien Net Leverage Ratio of 3.00:1.00 and 2.50:1.00, respectively.

Annex I-2

ANNEX II

CONDITIONS PRECEDENT TO CLOSING

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II is attached.

The funding of the Facilities on the Closing Date will, subject in all respects to the Funds Certain Provisions, be subject to satisfaction of the following conditions precedent:

(i) The Acquisition shall have been, or shall substantially concurrently be, consummated in all material respects in accordance with the terms of the Acquisition Agreement without giving effect to any amendment, change, consent or supplement or waiver of any provision thereof in any manner that is materially adverse to the interests of the Initial Lenders (in their capacities as such) without the prior written consent (not to be unreasonably withheld, delayed or conditioned) of the Commitment Parties holding a majority of the aggregate amount of outstanding commitments in respect of the Facilities (the “Majority Lead Arrangers”) (it being understood that (a) any reduction in the purchase price in respect of the Acquisition of less than 10% will be deemed not to be material and adverse to the Lenders and the Lead Arrangers, (b) any increase in the purchase price shall be deemed to be not materially adverse to the Lenders and the Lead Arrangers so long as such increase is not funded with indebtedness for borrowed money or disqualified stock of the Borrower or any of its subsidiaries, and (c) any amendment, supplement or modification to, or waiver or consent in respect of, the definition of Material Adverse Effect (as defined in the Acquisition Agreement) will be deemed to be material and adverse to the Lenders and the Lead Arrangers).

(ii) There shall not have occurred and be continuing a Material Adverse Effect (as defined in the Acquisition Agreement).

(iii) The Administrative Agent shall have received the Solvency Certificate from the Borrower’s chief financial officer or other person with similar responsibilities in substantially the form attached hereto on Annex III.

(iv) The Administrative Agent shall have received (A) customary opinions of counsel to the Borrower and the Guarantors, (B) customary corporate (or other organizational) resolutions from the Borrower and the Guarantors, customary secretary’s certificates from the Borrower and the Guarantors appending such resolutions, charter documents and an incumbency certificate (provided that such certificates shall not include any representations or statement as to the absence (or existence) of any default or event of default) and (C) a customary borrowing notice (provided that such notice shall not include any representation or statement as to the absence (or existence) of any default or event of default).

(v) The Lead Arrangers shall have received: (A) (x) the audited consolidated balance sheet and related consolidated statements of operations, cash flows and stockholders’ equity of the Borrower and its consolidated subsidiaries for the most recently completed fiscal year of Borrower ended at least 90 days before the Closing Date, (y) the audited consolidated balance sheet and related audited consolidated statements of income, retained earnings, stockholders’ equity and changes in financial positions of Target and their respective consolidated subsidiaries for the fiscal year ended December 31, 2018 and, solely to the extent the Closing Date has not occurred prior to the date that is 150 days after December 31, 2019, for the fiscal year ended December 31, 2019 and (z) the unaudited consolidated balance sheet of Target and their respective consolidated subsidiaries

Annex II-1

as at December 31, 2019 and the related consolidated statements of profits and losses; (B) (x) the unaudited consolidated balance sheets and related consolidated statements of income, changes in stockholders’ equity and cash flows of Borrower and its consolidated subsidiaries for the fiscal quarter ended September 30, 2019 and for each subsequent fiscal quarter (other than any fourth fiscal quarter of an applicable fiscal year) of Borrower ended at least 45 days before the Closing Date and (y) the unaudited consolidated balance sheet of the Target and their respective consolidated subsidiaries and the related consolidated statements of profits and losses for the fiscal quarter ended September 30, 2019 and for each subsequent fiscal quarter (other than any fourth fiscal quarter of an applicable fiscal year) of the Target ended at least 60 days before the Closing Date; and (C) a pro forma consolidated statement of income of the Borrower and its subsidiaries as of the fiscal quarter ended December 31, 2019 included in the model delivered to the Lead Arrangers on February 15, 2020 (the “Pro Forma Financial Statements”). The Lead Arrangers hereby acknowledge receipt of (x) the audited and unaudited financial statements referred to in clause (A)(y) above for the fiscal years ended December 31, 2018 and December 31, 2019 (other than the audited financial statements of the Target for the fiscal year ended December 31, 2019) and the unaudited financial statements referred to in clause (B) above for the fiscal quarter ended September 30, 2019 and (y) the Pro Forma Financial Statements.

(vi) All fees due to the Administrative Agent, the Lead Arrangers and the Lenders under the Fee Letters and the Commitment Letter required to be paid by the Borrower on or prior to the Closing Date, and all reasonable and documented out-of-pocket expenses to be paid or reimbursed by the Borrower under the Commitment Letter to the Administrative Agent and the Lead Arrangers on or prior to the Closing Date that have been invoiced at least three business days prior to the Closing Date, shall have been paid (which amounts may be offset against the proceeds of the Term Facility).

(vii) The Refinancing shall have been, or shall substantially concurrently with the funding of the Facilities be, consummated.

(viii) The Borrower and each of the Guarantors shall have provided the documentation and other information to the Administrative Agent (a) that are required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, at least 3 business days prior to the Closing Date to the extent such information has been reasonably requested in writing by the Administrative Agent at least 10 business days prior to the Closing Date and (b) a certification regarding beneficial ownership required by the Beneficial Ownership Regulation at least 3 business days prior to the Closing Date, to the extent the Borrower qualified as a “legal entity customer” under the Beneficial Ownership Regulation.

(ix) Subject in all respects to the Funds Certain Provisions, all documents and instruments required to create and perfect the Administrative Agent’s security interests in the Collateral shall have been executed and delivered by the Borrower and the Guarantors (or, where applicable, the Borrower and the Guarantors shall have authorized the filing of financing statements under the Uniform Commercial Code) and, if applicable, be in proper form for filing.

(x) (i) The Specified Representations shall be true and correct in all material respects; and (ii) the Acquisition Agreement Representations shall be true and correct in all respects; provided that the condition under this clause (ii) shall be deemed satisfied unless the Borrower has the right (taking into account any applicable notice and cure provisions) to terminate its obligations under the Acquisition Agreement or decline to consummate the Acquisition (in each case, in accordance with the terms thereof) as a result of a breach of such representations in the Acquisition Agreement.

Annex II-2

(xi) The Lead Arrangers shall have been afforded a period of at least 10 consecutive Business Days (as defined in the Acquisition Agreement) (the “Marketing Period”) following the delivery of the financial statements described in paragraph (v) above (other than the financial statements described in clause (A)(y) therein with respect to the fiscal year of Target ended December 31, 2019) (the “Required Information”); provided that in no event shall the Marketing Period be restarted or cease to continue if additional or updated Required Information is required to be delivered pursuant to clauses (A) or (B) of paragraph (v) above after the start of the Marketing Period so long as such additional or updated financial information is delivered in accordance with such paragraph; provided further that (i) May 25, 2020 and July 3, 2020, shall not constitute a Business Day for purposes of the Marketing Period and (ii) if such 10 consecutive Business Day period has not ended on or prior to August 14, 2020, then such 10 consecutive Business Day period will not commence until on or after September 7, 2020. If Borrower in good faith reasonably believes it has delivered its Required Information, the Borrower may (but shall not be obligated to) deliver to the Lead Arrangers a written notice to that effect, in which case the Borrower shall be deemed to have complied with such obligation to furnish the Required Information on the date such notice is received by the Lead Arrangers, and the 10 consecutive Business Day period referred to above will be deemed to have commenced on the date such notice is received by the Lead Arrangers, in each case, unless the Lead Arrangers in good faith reasonably believe that the Borrower has not completed delivery of such Required Information requested by the Lead Arrangers in accordance with the preceding sentence for use in the Information Memorandum and, within two Business Days after the receipt of such notice from the Borrower, the Lead Arrangers deliver a written notice to the Borrower to that effect (stating with reasonable specificity which such Required Information has not been delivered); provided that notwithstanding the foregoing, the delivery of the Required Information shall be satisfied at any time at which (and so long as) the Lead Arrangers shall have actually received the Required Information, regardless of whether or when any such notice is delivered by the Borrower.

(xii) The Administrative Agent and the Lead Arrangers shall have received documentation evidencing that Section 4.07 of that certain Indenture, dated as of December 8, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), between the Borrower and U.S. Bank National Association, as trustee, shall have been amended or waived to permit the incurrence of the Facilities. The Administrative Agent and the Lead Arrangers hereby acknowledge that to the extent the form of supplemental indenture attached to that certain Third Amendment to Investment Agreement dated as of February 24, 2020 by and among, inter alia, the Borrower and Silver Lake Alpine, L.P. (f/k/a Silver Lake Credit Partners, L.P.), a Delaware limited partnership is executed on or prior to the Closing Date, the condition set forth in this clause (xii) shall be satisfied.

Annex II-3

ANNEX III

SOLVENCY CERTIFICATE1

[_____], 2020

This SOLVENCY CERTIFICATE (this “Certificate”) is delivered in connection with that certain Credit Agreement dated as of [_____], 2020 (as amended, supplemented, amended and restated, replaced, or otherwise modified from time to time, the “Credit Agreement”) among [__________], a Delaware corporation (the “Borrower”), MSSF, as administrative agent and collateral agent, the financial institutions from time to time party thereto as lenders and the other parties thereto. Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

In my capacity as the [chief financial officer/equivalent officer] of the Borrower, and not in my individual or personal capacity (and without personal liability), I hereby certify on behalf of the Borrower that as of the date hereof and after giving effect to the Transaction and the incurrence of indebtedness and obligations incurred in connection with the Credit Agreement and the Transaction on the date hereof that:

1. Company (as used herein “Company” means the Borrower and its subsidiaries, taken as a whole) is not now, nor will the incurrence of the obligations under the Credit Agreement and the consummation of the Acquisition on the Closing Date (and after giving effect to the application of the proceeds of the Loans), on a pro forma basis, render Company “insolvent” as defined in this paragraph; in this context, “insolvent” means that (i) the fair value of assets (on a going concern basis) of the Company is less than the amount that will be required to pay the total liability on existing debts as they become absolute and matured, (ii) the present fair salable value of assets (on a going concern basis) of the Company is less than the amount that will be required to pay the probable liability on existing debts as they become absolute and matured in the ordinary course of business, or (iii) the Company ceases to pay its current obligations in the ordinary course of business as they generally become due, or (iv) the Company’s aggregate property is not, at a fair valuation, sufficient, or if disposed of at a fairly conducted sale under legal process, would not be, sufficient to enable payment of all obligations, due and accruing due. The term “debts” as used in this Certificate includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent and “values of assets” shall mean the amount of which the assets (both tangible and intangible) in their entirety would change hands between a willing buyer and a willing seller, with a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under compulsion to act.

2. The incurrence of the obligations under the Credit Agreement and the consummation of the other Transaction on the Closing Date (and after giving effect to the application of the proceeds of the Loans), on a pro forma basis, will not leave Company with property remaining in its hands constituting “unreasonably small capital.” I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion

[1]	Defined terms to be aligned with those in the definitive Credit Agreement, but consistent with this form of solvency certificate.

Annex III-1

based on my current assumptions regarding the needs and anticipated needs for capital of the businesses conducted or anticipated to be conducted by Company in light of projected financial statements and available credit capacity, which current assumption I do not believe to be unreasonable in light of the circumstances applicable thereto.

Annex III-2

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate in such undersigned’s capacity as an officer of the Borrower, on behalf of the Borrower, and not individually, as of the date first above written.

CORNERSTONE ONDEMAND, INC.

By:
Name:
Title:

Annex III-3